Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-119435

Exchange Offer Prospectus

PMA Capital Corporation

Offer to Exchange 6.50% Senior Secured Convertible Debentures due September 30, 2022

for all our outstanding 4.25% Senior Convertible Debentures due September 30, 2022 (693419AA1)

The Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth below, up to $86,250,000 aggregate principal amount of our newly issued 6.50% Senior Secured Convertible Debentures due 2022 for any and all of the $86,250,000 aggregate principal amount of our outstanding 4.25% Senior Convertible Debentures due 2022.

•	Upon our completion of the exchange offer, each $1,000 principal amount of existing debentures that are validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of new debentures.

•	The exchange offer and withdrawal rights will expire at midnight, New York City time, on November 9, 2004.

•	As explained more fully in this exchange offer prospectus, the exchange offer is subject to certain conditions. The completion of the exchange offer is not conditioned upon the receipt of a minimum amount of existing debentures being tendered.

The New Debentures

•	The new debentures will bear interest at 6.50%, payable in cash;

•	On June 30, 2009, holders of the new debentures will have the right to require us to repurchase for cash any outstanding new debentures for 114% of the principal amount of the new debentures;

•	Upon permitted sales of capital stock of our subsidiaries, the holders of the new debentures have the right to require us to repurchase for cash their new debentures with the net cash proceeds realized from such sales;

•	From January 1, 2006 to December 31, 2006, in the event we receive any “extraordinary dividends” from any of our subsidiaries, we will be required to redeem, in the aggregate, up to $35 million principal amount of the new debentures plus our other senior secured convertible debentures due 2022 to be issued under the indenture with 50% of those dividends;

•	Upon a change of control, holders of the new debentures have the right to require us to repurchase for cash any outstanding new debentures;

•	The new debentures will be secured equally and ratably with our outstanding $57,500,000 principal amount 8.50% Monthly Income Senior Notes due 2018 and our other senior secured convertible debentures due 2022 to be issued under the indenture by a first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries (as defined in this exchange offer prospectus) and, under certain conditions, an additional pledge of the remainder of the capital stock of those subsidiaries within 90 days. The security will include the proceeds of such capital stock. The liens will be automatically released to facilitate a permitted asset sale and use of the net cash proceeds to repurchase the new debentures.

•	The existing debentures that are not exchanged in the exchange offer will be effectively junior to the new debentures and our outstanding $57,500,000 principal amount 8.50% Monthly Income Senior Notes due 2018 to the extent of the collateral;

•	The indenture governing the new debentures will contain limitations on our ability to incur indebtedness, make restricted payments, enter into transactions with affiliates or engage in a merger or a sale of all or substantially all of our assets;

•	We have the right to redeem the new debentures from October 1, 2008, in whole or from time to time in part, for cash;

•	Any premium payable to a holder of the new debentures in connection with any repurchase or redemption of such holder’s new debentures on or before June 30, 2009 will be paid in cash or shares of our Class A common stock, valued at $8.00 per share (subject to adjustment as described in this exchange offer prospectus), at the election of such holder; and

•	Each $1,000 principal amount of the new debentures will be convertible at your option, into 61.0948 shares of our Class A common stock, par value $5.00 per share (subject to adjustment as described in this exchange offer prospectus). The conversion rate of 61.0948 shares is equivalent to an initial conversion price of $16.368 per share of Class A common stock.

See “Risk Factors” beginning on page 17 for a discussion of issues that you should consider with respect to the exchange offer.

None of PMA Capital Corporation, our Board of Directors, the exchange agent, the information agent, the dealer manager or any other person is making any recommendation as to whether you should choose to tender your existing debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this exchange offer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Exclusive Dealer Manager

Banc of America Securities LLC

The date of this exchange offer prospectus is November 10, 2004.

You should rely only on the information contained or incorporated by reference in this exchange offer prospectus. Neither we nor the dealer manager has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this exchange offer prospectus is accurate as of the date appearing on the front cover of this exchange offer prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

This exchange offer prospectus incorporates important business and financial information about us that is not included in or delivered with this document. We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this exchange offer prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania 19103-7590, (215) 665-5046, Attention: William E. Hitselberger. To obtain timely delivery, persons who receive this exchange offer prospectus must request information no later than five business days before the expiration date.

References in this exchange offer prospectus to “PMA,” “the Company,” “we,” “us” and “our” refer to PMA Capital Corporation and its consolidated subsidiaries, unless otherwise specified.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS EXCHANGE OFFER PROSPECTUS.

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SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this exchange offer prospectus and the information contained in documents incorporated by reference in the registration statement of which this forms a part. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire exchange offer prospectus, as well as the information incorporated by reference, before making an investment decision.

PMA Capital Corporation

We are a property and casualty insurance holding company, which offers through our subsidiaries workers’ compensation, integrated disability and, to a lesser extent, other standard lines of commercial insurance, primarily in the eastern part of the United States. These products are written through The PMA Insurance Group business segment, which has been in operation since 1915. Our Run-off Operations include our prior reinsurance and excess and surplus lines operations.

Our historical business profile has changed significantly over the last year. On November 4, 2003, we announced a third quarter pre-tax charge of $150 million to increase our reinsurance business’ loss reserves for prior accident years. Following this announcement, A.M. Best Company, Inc. (A.M. Best) reduced the financial strength ratings of PMA Capital Insurance Company (PMACIC), our reinsurance subsidiary, and The PMA Insurance Group companies, our primary insurance business, to “B++”. On November 6, 2003, we announced our decision to cease writing reinsurance business and to run off our existing reinsurance business. We also decided to suspend payment of dividends on our Class A common stock. For the year ended December 31, 2003, our reinsurance business accounted for 53% of our gross premiums written. As a result of the reserve charge and the effect of the cessation of the reinsurance business on our projected future income, we recorded a valuation allowance charge against our deferred tax asset of $49 million in 2003.

Since these events, we have continued our primary insurance business conducted by The PMA Insurance Group, which now is our only ongoing business. Our Run-off Operations remain a significant component of our financial position, however, representing 44% of our combined statutory surplus as of June 30, 2004.

For the year ended December 31, 2003, we had gross premiums written and total revenues of $1,429.6 million and $1,301.2 million, respectively. For the six months ended June 30, 2004, we had gross premiums written and total revenues of $182.3 million and $377.4 million, respectively. At June 30, 2004, we had total assets of $3.7 billion and shareholders’ equity of $443.7 million. Book value per Class A common share was $14.00 as of June 30, 2004.

In conjunction with our decision to withdraw from the reinsurance market in November 2003, we engaged Banc of America Securities LLC to evaluate strategic alternatives. We continue to work with Banc of America Securities LLC to consider alternatives which would enhance shareholder value through an improved rating profile and greater financial flexibility.

The PMA Insurance Group

The PMA Insurance Group emphasizes its traditional core business, workers’ compensation insurance and integrated disability. We also provide other commercial insurance products, including commercial automobile and multi-peril coverages and general liability, if they generally complement the sale of our workers’ compensation products. We focus primarily on middle-market and large accounts operating in our principal marketing territory in the eastern part of the United States. In 2003, 41% of The PMA Insurance Group’s statutory direct premiums written came from sales within the Commonwealth of Pennsylvania. Currently, approximately 85% of our business is produced through independent agents and brokers and the remainder is produced through our direct sales force.

Workers’ compensation insurance provides coverage for the statutorily prescribed benefits that employers are required to provide to their employees injured in the course of employment regardless of whether such injuries result from the employer’s or the employee’s negligence. Our workers’ compensation policies are issued to employers, who also pay the premiums. The policies provide payments to covered, injured employees of the policyholder for, among other things, medical expenses, disability (indemnity) benefits and death benefits.

We compete on the basis of our ability to offer tailored workplace disability management solutions to clients, long-term relationships with our agents and brokers, localized service and our reputation as a high-quality claims and risk control service provider.

We have the ability to handle multi-state clients based in our operating territory which have operations in other parts of the U.S. by being authorized to do business in 52 jurisdictions (including Puerto Rico and the District of Columbia) for workers’ compensation, general liability and commercial automobile.

The PMA Insurance Group (Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company), which we sometimes refer to as the Pooled Companies, our primary insurance subsidiaries, currently have A.M. Best financial strength ratings of “B++” (5th of 16). Prior to November 2003, The PMA Insurance Group was rated “A-” by A.M. Best and its downgrade to “B++” has constrained its ability to attract and retain business. For the year ended December 31, 2003, The PMA Insurance Group recorded gross premiums written of $678.4 million, representing 47% of our total gross premiums written. For the six months ended June 30, 2004, The PMA Insurance Group recorded gross premiums written of $240.9 million as compared to $347.7 million for the similar period in 2003. Our most important goal in 2004 is the restoration of the “A-” A.M. Best rating of The PMA Insurance Group. We believe the restoration of the “A-” rating is an important element for our primary insurance operations to compete effectively in their target markets.

Run-Off Operations

Run-off Operations consists of the results of our former reinsurance and excess and surplus lines businesses. In connection with our decision in November 2003 to withdraw from the reinsurance market, we placed our reinsurance operations, previously conducted through PMACIC, in run-off. Our former reinsurance operations offered property and casualty reinsurance mainly through reinsurance brokers. PMACIC is presently rated “B+” by A.M. Best.

On December 22, 2003, PMACIC entered into a voluntary agreement with the Pennsylvania Insurance Department. Pursuant to this agreement, PMACIC will not, without the prior approval of the Pennsylvania Insurance Department, pay dividends; enter into any new reinsurance contracts, treaties or agreements, except as may be required by law; or alter its or its Pennsylvania-domiciled insurance company subsidiaries’ ownership structure. On June 25, 2004, the Pennsylvania Insurance Department approved our application for the Pooled Companies, previously subsidiaries of PMACIC, to become direct, wholly owned subsidiaries of PMA Capital Corporation. This order further restricted dividends payable by PMACIC. See “Holding Company Liquidity” below.

Prior to May 2002, we wrote excess and surplus lines of business throughout the United States generally through surplus lines brokers. Effective May 1, 2002, we announced our decision to withdraw from this business.

In January 2003, we sold the capital stock of our operating company, Caliber One Indemnity Company, through which this business was operated. Pursuant to the agreement of sale, we have retained all assets and liabilities related to in-force policies and outstanding claim obligations relating to Caliber One’s business written prior to closing. The financial results related to the run-off of this business are included in our Run-off Operations segment.

For the year ended December 31, 2003, our reinsurance operations recorded gross premiums written of $750.9 million, representing 53% of our total gross premiums written. For the six months ended June 30, 2004, gross premiums written by our Run-off Operations decreased by $492.5 million as compared to the same period in 2003. The significant decrease during 2004 primarily reflects our exit from the reinsurance business, including cancellations allowable under our reinsurance contracts.

Organizational Chart

The following chart illustrates the legal entity organizational structure for PMA Capital Corporation and its principal operating subsidiaries. In June 2004, the Pennsylvania Insurance Department approved our application for the Pooled Companies to become direct, wholly owned subsidiaries of PMA Capital Corporation, as shown below. Prior to this date, the Pooled Companies were wholly owned subsidiaries of PMACIC, our reinsurance run-off subsidiary.

Holding Company Liquidity

At the holding company level, our primary sources of liquidity are dividends and net tax payments received from our subsidiaries and capital raising activities. We utilize this cash to pay debt obligations, including interest costs, taxes to the federal government and corporate expenses.

PMACIC, our reinsurance subsidiary which is currently in run-off, had statutory surplus of $236.2 million as of June 30, 2004. However, in its Order approving the transfer of the Pooled Companies from PMACIC to PMA Capital Corporation, the Pennsylvania Insurance Department prohibited PMACIC from any declaration or payment of dividends, returning capital or other types of distributions in 2004 and 2005 to PMA Capital Corporation. In 2006, PMACIC may declare and pay ordinary dividends or return capital without the prior approval of the Pennsylvania Insurance Department if, immediately after giving effect to the dividend or return of capital, PMACIC’s risk-based capital equals or exceeds 225% of Authorized Control Level Capital, as defined by the National Association of Insurance Commissioners. In 2007 and beyond, PMACIC may make dividend payments, as long as such dividends are not considered “extraordinary” under Pennsylvania insurance law.

The Pooled Companies are not subject to the Pennsylvania Insurance Department’s Order and have the ability to pay $11 million in dividends during the remainder of 2004 without the prior approval of the Pennsylvania Insurance Department, after giving effect to a $12 million dividend paid to PMA Capital Corporation by the Pooled Companies in September 2004. We have no intention to declare a further dividend from the Pooled Companies during 2004. In considering its future dividend policy, the Pooled Companies will consider, among other things, the impact of paying dividends on its financial strength ratings. The Pooled Companies had statutory surplus of $305.1 million as of June 30, 2004.

As of June 30, 2004, we had $9.2 million of cash and short-term investments at the holding company. At September 30, 2004, including the $12 million dividend from the Pooled Companies, we had $17 million of cash and short-term investments at the holding company. We expect to have sufficient funds to meet our ongoing expenses and interest payments through 2005. We do not expect that ordinary dividends from PMACIC and the Pooled Companies will be sufficient to repay the principal amount of the existing debentures at their first put date of September 30, 2006.

Concurrently with this exchange offer, we intend to offer $15 million aggregate principal amount of our debentures with terms identical to the new debentures to a limited number of qualified institutional buyers. The offer will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended. We intend to use the net proceeds of that offering for general corporate purposes, however, there can be no assurance that any of those debentures will be sold.

Risk Factors

Investing in the new debentures involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” beginning on page 17 and the other information in this exchange offer prospectus before participating in this exchange offer.

Corporate Information

Our executive offices are located at 1735 Market Street, Philadelphia, Pennsylvania 19103-7590, and our telephone number is (215) 665-5046. Our Class A common stock is traded on the Nasdaq Stock Market’s National Market symbol “PMACA.”

Recent Developments

For the third quarter of 2004, results were essentially breakeven, compared to a net loss for $96.4 million for the same period last year. We had net income of $12.1 million for the first nine months of 2004, compared to a net loss of $73.5 million for the same period last year.

Included in results for the third quarter and the first nine months of 204 were after-tax net realized investment gains of $2.3 million and $9.3 million compared to $905,000 and $6.6 million for the same periods last year. Results for the third quarter of 2004 included after-tax losses of $1.8 million from hurricanes Charley, Frances, Ivan and Jeanne. Results for the first nine months of 2004 also include after-tax charges of $3.4 million to purchase reinsurance covering potential adverse loss development at the Run-off Operations. Results for 2003 include an after-tax charge of $97.5 million to increase loss reserves for our reinsurance business at September 30, 2003 and a charge of $24 million to record a valuation allowance on our deferred tax asset.

Consolidated revenues for the third quarters of 2004 and 2003 were $125.5 million and $316.2 million, respectively. For the first nine months of 2004, revenues were $502.9 million, compared to $931.9 million for the same period in 2003. The lower revenues for the quarter and year-to-date periods reflect lower net premiums earned due to our fourth quarter 2003 withdrawal from the reinsurance business and, to a lesser extent, the impact of the B++ financial strength rating on The PMA Insurance Group.

4.1

The Exchange Offer

Purpose of the Exchange Offer

The purpose of the exchange offer is to refinance the existing debentures by exchanging them for new debentures with a later put date and to attempt to improve the financial strength ratings of The PMA Insurance Group as well as our debt ratings. We do not expect to be able to receive ordinary dividends sufficient to repurchase all of the existing debentures on the first put date of September 30, 2006 because of statutory restrictions on the declaration and payment of dividends from our principal operating subsidiaries at that time. Our principal rating agencies have indicated to us that their view of our financial flexibility would improve if the debentures can be repaid with ordinary dividends from our principal operating subsidiaries. As a result of the completion of this exchange offer, we expect to be able to receive ordinary dividends from our principal operating subsidiaries sufficient to repurchase the new debentures on the put date of June 30, 2009.

The Exchange Offer

We are offering to exchange up to $86,250,000 aggregate principal amount of our newly issued 6.50% Senior Secured Convertible Debentures due 2022 for our outstanding 4.25% Senior Convertible Debentures due 2022. Upon our completion of the exchange offer, each $1,000 principal amount of existing debentures that are validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of new debentures. Accrued and unpaid interest through the settlement date on existing debentures that we acquire in the exchange offer will be paid in cash upon settlement. Outstanding existing debentures may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000.

Conditions to the Exchange Offer

The exchange offer is subject to certain conditions, including the consent of the issuing bank under our letter of credit facility (which we received on October 29, 2004) and certain other conditions, including that the registration statement and any post-effective amendment to the registration statement covering the new debentures and the common stock into which the new debentures are convertible be effective under the Securities Act of 1933, as amended. See “The Exchange Offer—Conditions to the Exchange Offer.”

Expiration Date

The exchange offer will expire at midnight, New York City time, on Tuesday, November 9, 2004, unless extended or earlier terminated by us, which date we refer to as the expiration date. We may extend the expiration date for any reason. If we decide to extend the expiration date, we will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration date.

Withdrawal of Tenders	Tenders of existing debentures may be withdrawn in writing at any time prior to midnight, New York City time, on the expiration date and, if the existing debentures have not yet been accepted for exchange by us, after December 3, 2004. Tenders of existing debentures may not be withdrawn after that time. See “The Exchange Offer—Withdrawal of Tenders.”

Taxation

The exchange of new debentures for existing debentures in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Our counsel has advised that, in its opinion, the exchange of the existing debentures for the new debentures will qualify as a “recapitalization” for purposes of Section 368(a)(1)(E) of the Code. See “Material United States Federal Income Tax and Estate Tax Considerations.”

Procedures for Exchange

In order to exchange existing debentures, you must tender the existing debentures together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own existing debentures held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the existing debentures on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. We will determine in our reasonable discretion whether any existing debentures have been validly tendered. Existing debentures may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender existing debentures through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities.

If you decide to tender existing debentures in the exchange offer, you may withdraw them at any time prior to the expiration date.

If we decide for any reason not to accept any existing debentures for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Please see pages 35 through 43 for instructions on how to exchange your existing debentures.

Acceptance of Existing Debentures

We will accept all existing debentures validly tendered and not withdrawn as of the expiration date of the exchange offer and will issue the new debentures promptly after the expiration date, upon the terms and subject to the conditions in this exchange offer prospectus and the letter of transmittal. We will accept existing debentures for exchange after the exchange agent has received a timely book-entry confirmation of transfer of existing debentures into the exchange agent’s DTC account and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Amendment of the Exchange Offer

We reserve the right not to accept any of the existing debentures tendered, and to otherwise interpret or modify the terms of this exchange offer, provided that we comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. Existing debentures that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled.

Fees and Expenses of the Exchange Offer	We estimate that the approximate total cost of the exchange offer, assuming all of the existing debentures are exchanged for new debentures, will be $2.3 million.

Existing Debentures Not Tendered or Accepted for Exchange

Any existing debentures not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration date. If you do not exchange your existing debentures in this exchange offer, or if your existing debentures are not accepted for exchange, you will continue to hold your existing debentures and will be entitled to all the rights and subject to all the limitations applicable to the existing debentures. For a description of the consequences of a failure to exchange the existing debentures, see “Risk Factors—Risks Related to Continued Ownership of the Existing Debentures.”

Dealer Manager

Banc of America Securities LLC is the exclusive dealer manager for the exchange offer. The address and telephone number of the dealer manager are: Attention: High Yield Special Products, 214 North Tryon Street, Charlotte, North Carolina 28255, Telephone: (888) 292-0070 (toll-free), (704) 388-4813 (collect) or Equity-Linked Liability Management, 9 West 57th Street, New York, New York 10019, Telephone: (888) 583-8900, x 2200 (toll-free), (212) 933-2200 (collect).

Exchange Agent and Information Agent

Global Bondholder Services Corporation is the exchange agent and the information agent for the exchange offer. The address and telephone number of the exchange agent and information agent are: 65 Broadway – Suite 704, New York, New York 10006, Attention: Corporate Actions; Banks and Brokers Call Collect: (212) 430-3774, All Others Call Toll Free: (866) 873-7700.

Material Differences Between the

Existing Debentures and the New Debentures

The material differences between the existing debentures and new debentures are illustrated in the table below. The table below is qualified in its entirety by the information contained in this exchange offer prospectus and the documents governing the existing debentures and the new debentures, including the indentures and the supplements thereto, copies of which have been filed as exhibits to the registration statement of which this exchange offer prospectus forms a part. For a more detailed description of the new debentures, see “Description of the New Debentures.”

	Existing Debentures	New Debentures

Interest	4.25% per annum, payable in cash.	6.50% per annum, payable in cash.

Repurchase Right of Holders

Each holder of the existing debentures may require us to repurchase all or a portion of the holder’s existing debentures on September 30, 2006, 2008, 2010, 2012 and 2017 at a purchase price equal to the issue price of the existing debentures plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. We may choose to pay the purchase price in cash, Class A common stock, or a combination of cash and shares of our Class A common stock. If we elect to pay all or a portion of the purchase price in Class A common stock, the shares of Class A common stock will be valued at 97.5% of the average sale price for the 20 trading days immediately preceding and including the third day prior to the repurchase date.

Each holder of the new debentures may require us to repurchase any outstanding new debentures on June 30, 2009 for which the holder has properly delivered and not withdrawn a written repurchase notice at a purchase price equal to 114% of the principal amount of those new debentures plus accrued and unpaid interest, if any, to the repurchase date. The entire purchase price of the new debentures is payable only in cash.

	Existing Debentures	New Debentures

Asset Sale	None.	If a permitted sale of the capital stock of our subsidiaries occurs, each holder of the new debentures will have the right to require us to repurchase such holder’s new debentures with the net cash proceeds realized from such sale at the purchase prices set forth below plus accrued and unpaid interest, if any, on those new debentures to the repurchase date.

		Repurchase Date	Purchase Price as Percentage of Principal
		From the date of issuance to September 30, 2005	101%
		From October 1, 2005 to September 30, 2006	103%
		From October 1, 2006 to September 30, 2007	106%
		From October 1, 2007 to September 30, 2008	110%
		From October 1, 2008 to June 30, 2009	114%
		From July 1, 2009 to September 30, 2022	100%

Mandatory Redemption with Extraordinary Dividends	None.

From January 1, 2006 to and including December 31, 2006, in the event we receive any “extraordinary dividends” from any of our subsidiaries, we will be required to redeem in the aggregate up to $35 million principal amount of the new debentures plus our other senior secured convertible debentures due 2022 to be issued under the indenture with 50% of those dividends at 110% of the principal amount of the debentures plus accrued and unpaid interest, if any, on those debentures to the redemption date. “Extraordinary dividends” are any dividends that are in excess of ordinary dividends and require the prior approval of the Pennsylvania Insurance Department.

	Existing Debentures	New Debentures

Change of Control

	Upon a change of control, each holder of the existing debentures may require us, subject to certain conditions, to repurchase all or a portion of the holder’s existing debentures. We will pay a purchase price equal to the issue price of the existing debentures plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. We may choose to pay the purchase price in cash, Class A common stock, common stock of the surviving corporation or a combination of cash and shares of the applicable common stock. If we elect to pay all or a portion of the purchase price in common stock, the shares of the applicable common stock will be valued at 97.5% of the average sale price of the applicable common stock for 20 trading days ending on the third day prior to the repurchase date.

Upon a change of control, each holder of the new debentures may require us to repurchase all or a portion of such holder’s new debentures. We will repurchase the new debentures in cash at purchase prices set forth below plus accrued and unpaid interest, if any, to the repurchase date.

		Repurchase Date	Purchase Price as Percentage of Principal
		From the date of issuance to September 30, 2005	101%
		From October 1, 2005 to September 30, 2006	103%
		From October 1, 2006 to September 30, 2007	106%
		From October 1, 2007 to September 30, 2008	110%
		From October 1, 2008 to June 30, 2009	114%
		From July 1, 2009 to September 30, 2022	101%

Premium Payable in Stock at Option of Holder	None.

Any premium (the portion of the consideration payable in excess of par) payable to a holder of the new debentures in connection with any repurchase or redemption of such holder’s new debentures on or before June 30, 2009 under the terms of the indenture for the new debentures will be paid in cash or shares of our Class A common stock, valued at $8.00 per share (subject to adjustment as described in this exchange offer prospectus), at the election of such holder.

	Existing Debentures	New Debentures

Security	Unsecured.	The new debentures will be secured equally and ratably with our $57,500,000 aggregate principal amount 8.50% Monthly Income Senior Notes due 2018 and our other senior secured convertible debentures due 2022 to be issued under the indenture by a first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries, (which includes as of November 3, 2004, PMA Capital Insurance Company, Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company), and if the financial strength ratings of the Pooled Companies from A.M. Best are not “A–” or higher on December 31, 2005 or if the financial strength ratings of the Pooled Companies from A.M. Best are reduced below “B++” prior to December 31, 2005 an additional pledge of the remainder of the capital stock of those subsidiaries within 90 days. The security will include the proceeds of such capital stock. The security will be automatically released with respect to the capital stock sold on the day of such sale and, with respect to the net cash proceeds of such sale on the business day prior to the date we are contractually required to use these proceeds to repurchase the new debentures.

Ranking	The existing debentures are our senior, unsecured obligations and will be effectively junior to the new debentures and our 8.50% Monthly Income Senior Notes due 2018.	The new debentures will be our senior secured obligations. The new debentures will be: secured equally and ratably with our 8.50% Monthly Income Senior Notes due 2018 and our other senior secured convertible debentures due 2022 to be issued under the indenture; equal in right of payment with all other of our existing and future obligations that are not subordinated in right of payment to the new debentures, to the extent amounts outstanding in respect of the new debentures exceed the value of the security described immediately above; and senior in right of payment to all of our obligations, if any, that are subordinated in right of payment to the new debentures.

Covenants	No covenants.	The indenture governing the new debentures will contain restrictive covenants with respect to limitations on our ability to incur indebtedness, make restricted payments, enter into transactions with affiliates or engage in a merger or sale of all or substantially all of our assets.

	Existing Debentures	New Debentures

Optional Redemption

We may not redeem the existing debentures prior to September 30, 2006. We may redeem some or all of the existing debentures for cash on or after September 30, 2006 at a redemption price equal to the principal amount of the existing debentures plus accrued and unpaid interest, including contingent interest, if any, to the redemption date.

We may redeem some or all of the new debentures for cash from October 1, 2008, upon at least 30 days but not more than 60 days notice by mail to holders of new debentures at a redemption price of 114% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

Conversion	Convertible upon the occurrence of certain events, which have occurred.	Immediately convertible.

Taxability on Conversion

Gain or loss will be recognized upon a conversion of the existing debentures into Class A common stock for U.S. federal income tax purposes. Any gain recognized will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and, thereafter, capital loss.

No gain or loss will generally be recognized upon conversion of a new debenture into Class A common stock.

Contingent Interest

Contingent interest is payable to the holders of the existing debentures during any six-month period from March 30 to September 29 and from September 30 to March 29 commencing with the six-month period beginning September 30, 2006, if the average market price of an existing debenture for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the existing debentures.

No contingent interest.

The New Debentures

Issuer	PMA Capital Corporation

Interest	The new debentures will bear interest at the annual rate of 6.50%, payable in cash.

Repurchase Right of Holders

On June 30, 2009, holders of the new debentures may require us to repurchase any outstanding new debentures for which the holder has properly delivered and not withdrawn a written repurchase notice at a purchase price equal to 114% of the principal amount of those new debentures plus accrued and unpaid interest, if any, to the repurchase date, payable in cash.

Asset Sale

If a permitted sale of the capital stock of our subsidiaries occurs, each holder of the new debentures will have the right to require us to repurchase its new debentures with the net cash proceeds realized from such sale at the purchase prices set forth below plus accrued and unpaid interest, if any, on those new debentures to the repurchase date. The holders of our 8.50% Monthly Income Senior Notes due 2018 do not have a corresponding right to require us to repurchase their notes upon an asset sale; however, the holders of our other senior secured convertible debentures due 2022 to be issued under the indenture will have such right.

Repurchase Date	Purchase Price as Percentage of Principal
From the date of issuance to September 30, 2005	101%
From October 1, 2005 to September 30, 2006	103%
From October 1, 2006 to September 30, 2007	106%
From October 1, 2007 to September 30, 2008	110%
From October 1, 2008 to June 30, 2009	114%
From July 1, 2009 to September 30, 2022	100%

Mandatory Redemption with Extraordinary Dividends

From January 1, 2006 to and including December 31, 2006, in the event we receive any “extraordinary dividends” from any of our subsidiaries, we will be required to redeem in the aggregate up to $35 million principal amount of the new debentures plus our other senior secured convertible debentures due 2002 to be issued under the indenture with 50% of those dividends at 110% of the principal amount of the debentures plus accrued and unpaid interest, if any, on those debentures to the redemption date. “Extraordinary dividends” are any dividends that are in excess of ordinary dividends and require the prior approval of the Pennsylvania Insurance Department.

Change of Control

Upon a change of control, holders of the new debentures may require us to purchase all or a portion of your new debentures in cash at the purchase prices set forth below plus accrued and unpaid interest, if any, to the repurchase date:

Repurchase Date	Purchase Price as Percentage of Principal
From the date of issuance to September 30, 2005	101%
From October 1, 2005 to September 30, 2006	103%
From October 1, 2006 to September 30, 2007	106%
From October 1, 2007 to September 30, 2008	110%
From October 1, 2008 to June 30, 2009	114%
From July 1, 2009 to September 30, 2022	101%

Premium Payable in Stock at Option of Holder

Any premium (the portion of the consideration payable in excess of par) payable to a holder of the new debentures in connection with any repurchase or redemption of such holder’s new debentures on or before June 30, 2009 under the terms of the indenture for the new debentures will be paid in cash or shares of our Class A common stock, valued at $8.00 per share, at the election of such holder.

Security

The new debentures will be secured equally and ratably with our $57,500,000 aggregate principal amount 8.50% Monthly Income Senior Notes due 2018 and our other senior secured convertible debentures due 2022 to be issued under the indenture by a first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries (which includes as of November 3, 2004, PMA Capital Insurance Company, Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company), and if the financial strength ratings of the Pooled Companies from A.M. Best are not “A–” or higher on December 31, 2005 or if the financial strength ratings of the Pooled Companies from A.M. Best are reduced below “B++” prior to December 31, 2005 an additional pledge of the remainder of the capital stock of those subsidiaries within 90 days. The security will include the proceeds of such capital stock. The security will be automatically released with respect to the capital stock sold on the day of such sale and, with respect to the net cash proceeds of such sale on the business day prior to the date we are contractually required to use these proceeds to repurchase the new debentures.

Ranking

The new debentures will be our senior secured obligations. The new debentures will be: secured equally and ratably with our outstanding $57,500,000 aggregate principal amount 8.50% Monthly Income Senior Notes due 2018 and our other secured convertible debentures due 2022 to be issued under the indenture; equal in right of payment with all other of our existing and future obligations that are not subordinated in right of payment to the new debentures, to the extent amounts outstanding in respect of the new debentures exceed the value of the security described immediately above; and senior in right of payment to all of our obligations, if any, that are subordinated in right of payment to the new debentures, including

$43.8 million of our trust preferred debt. The new debentures will not be guaranteed by any of our subsidiaries and, accordingly, the new debentures, like the existing debentures, are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including insurance policy-related liabilities. As of June 30, 2004, our subsidiaries had no outstanding indebtedness (excluding intercompany indebtedness) and had other liabilities (including insurance policy-related liabilities) of approximately $3.1 billion.

Covenants

The indenture governing the new debentures will contain restrictive covenants with respect to limitations on our ability to incur indebtedness, make restricted payments, enter into transactions with affiliates or engage in a merger or sale of all or substantially all of our assets.

Optional Redemption

We may redeem some or all of the new debentures for cash from October 1, 2008, upon at least 30 days but not more than 60 days notice by mail to holders of new debentures at a redemption price of 114% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

Maturity Date of the New Debentures	The maturity date of the new debentures is September 30, 2022.

Conversion Rights	You may convert your new debentures at any time prior to stated maturity from and after the date of issuance.

For each $1,000 principal amount of new debentures surrendered for conversion, you initially will receive 61.0948 shares of our Class A common stock. This represents an initial conversion price of approximately $16.368 per share of Class A common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest, if any. Upon conversion, you will generally not receive any cash payment representing accrued interest, if any. Instead, accrued interest will be deemed paid by the Class A common stock received by you on conversion. New debentures called for redemption may be surrendered for conversion until the close of business two business days prior to the redemption date.

Upon conversion, we will have the right to deliver, in lieu of our Class A common stock, cash or a combination of cash and shares of our Class A common stock.

Events of Default

If there is an event of default under the new debentures, the principal amount of the new debentures, plus accrued interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Material U.S. Federal Income Tax and Estate Tax Considerations

In the opinion of our counsel, Ballard Spahr Andrews & Ingersoll, LLP, the exchange of the existing debentures for the new debentures will qualify as a “recapitalization” for purposes of Section 368(a)(1)(E) of the Code, such that a beneficial owner that exchanges existing debentures for new debentures will generally recognize neither gain nor loss.

It is further the opinion of our counsel that the new debentures will be treated as indebtedness for U.S. federal income tax purposes under existing law. Pursuant to the indenture, we and each holder of a new debenture agree to treat the new debentures as indebtedness for such tax purposes. Each beneficial owner of the new debentures who is a U.S. Holder, as defined below under “Material U.S. Federal Income and Estate Tax Considerations—U.S. Federal Income Taxation of U.S. Holders,” will be required to include in taxable income (in addition to interest paid on the new debentures) certain amounts as imputed interest (tax original issue discount) regardless of whether such owner uses the cash or accrual method of accounting. The rate at which the tax original issue discount will accrue for federal income tax purposes will exceed the new debentures’ stated interest rate of 6.50%.

Each U.S. Holder of new debentures will generally recognize a capital gain or loss on the sale, exchange, redemption or retirement at maturity of a new debenture in an amount equal to the difference between the amount realized by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the new debentures. For this purpose, the adjusted tax basis of a new debenture will be increased by the amount of tax original issue discount included in the U.S. Holder’s taxable income. See “Material U.S. Federal Income and Estate Tax Considerations—U.S. Federal Income Taxation of U.S. Holders— Sale, Exchange or Retirement of New Debentures.”

No gain or loss will generally be recognized by a holder upon the conversion of new debentures into shares of Class A common stock. See “Description of the New Debentures—Conversion Rights.”

RISK FACTORS

You should carefully consider all information included or incorporated by reference in this exchange offer prospectus, including the information in our annual report on Form 10-K/A for the fiscal year ended December 31, 2003. In particular, you should carefully consider the risks described below before tendering existing debentures for new debentures.

Risks Related to Continuing Ownership of the Existing Debentures

We may not have sufficient funds to repurchase the existing debentures on the first put date of September 30, 2006 as a result of statutory restrictions on the declaration and payment of dividends from our principal operating subsidiaries.

At September 30, 2004, we expect to have $19 million of cash and short-term investments at PMA Capital Corporation. We expect to have sufficient funds to meet our ongoing expenses and interest payments through 2005. We do not expect that ordinary dividends from PMACIC and the Pooled Companies will be sufficient to repay the principal amount of the existing debentures at their first put date of September 30, 2006. Dividends in excess of ordinary dividends require the prior approval of the Pennsylvania Insurance Department. There can be no assurance that we will receive approval for “extraordinary” dividends from the Pennsylvania Insurance Department.

If you do not tender your existing debentures, the first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries pledged by us to the holders of the new debentures will result in your existing debentures being effectively junior to the new debentures issued in the exchange offer, our 8.50% Monthly Income Senior Notes due 2018 and any additional secured indebtedness issued under the indenture.

Any unexchanged existing debentures will be effectively junior to all new debentures issued in the exchange offer and any additional secured indebtedness issued under the indenture. Unlike the existing debentures that are unsecured, the new debentures will be secured by a first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries. The existing debentures that are not exchanged in the exchange offer will be effectively junior to the extent of the collateral to the new debentures, our 8.50% Monthly Income Senior Notes due 2018 and any additional secured indebtedness issued under the indenture.

In the event of permitted sales of the capital stock of our subsidiaries, the holders of new debentures and all other additional secured indebtedness issued under the indenture will have the right to require us to repurchase their new debentures with the net cash proceeds of such sales.

In the event of permitted sales of the capital stock of our subsidiaries, holders of new debentures will have the right to require us to repurchase the new debentures with the net cash proceeds of such sales. In that event, we cannot assure you that we will have adequate resources to pay interest on and repay any existing debentures that are not tendered.

In the event of our insolvency, holders of new debentures, along with the holders of any additional secured indebtedness issued under the indenture, will be entitled to the proceeds of 20% of the outstanding capital stock of each of our Significant Subsidiaries before the holders of unexchanged existing debentures.

In the event of our liquidation or insolvency, the net proceeds of 20% of the outstanding capital stock of each of our Significant Subsidiaries upon which the holders of the new debentures will have a first lien will be available to the holders of new debentures and the holders of our $57,500,000 principal amount 8.50% Monthly Income Senior Notes due 2018 before any proceeds from the disposition thereof could be available to pay our obligations under the existing debentures. In that case, there may not be sufficient assets remaining to pay amounts due on any or all of the existing debentures then outstanding.

There will be a limited trading market for unexchanged existing debentures.

The trading market for unexchanged existing debentures could become significantly more limited than the present trading market for the existing debentures. Therefore, if you do not tender your existing debentures in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged existing debentures. This reduction in liquidity may in turn increase the volatility of the market price for the existing debentures. We cannot assure you that the existing debentures will continue to have the same rating after the closing of the exchange offer. If the rating of the existing debentures is lowered, their liquidity may be further reduced.

Risks Related to our Business and Financial Condition

Reserves are merely estimates and do not and cannot represent an exact measure of liability. If our actual losses from insureds exceeds our loss reserves, our financial results would be adversely affected.

We establish reserves representing estimates of future amounts needed to pay claims with respect to insured events that have occurred, including events that have not been reported to us. We also establish reserves for loss adjustment expenses, which represent the estimated expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process. Our reserves as of June 30, 2004 were in the aggregate $2.3 billion, consisting of $1.2 billion related to The PMA Insurance Group and $1.1 billion related to Run-off Operations. During the years ended December 31, 2003, 2002 and 2001, we increased our reserves for prior years’ loss and loss adjustment expenses by $218.8 million, $159.7 million and $23.5 million, respectively. Reserves are merely estimates and do not and cannot represent an exact measure of liability. The reserving process involves actuarial models, which rely on the basic assumption that past experience, adjusted for the effect of current developments and likely trends in claims severity, frequency, judicial theories of liability and other factors, is an appropriate basis for predicting future events. The inherent uncertainties of estimating insurance reserves are generally greater for casualty coverages than for property coverages. Due to the “long-tail” nature of a significant portion of our business, in many cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. We define long-tail business as those lines of business in which a majority of coverage involves average loss payment lags of several years beyond the expiration of the policy. Our major long-tail lines include our workers’ compensation and casualty reinsurance business. In addition, because reinsurers rely on their ceding companies to provide them with information regarding incurred losses, liabilities for reinsurers become known more slowly than for primary insurers and are subject to more unforeseen development and uncertainty.

Reserve estimates are continually refined through an ongoing process as further claims are reported and settled and additional information concerning loss experience becomes known. Because setting reserves is inherently uncertain, our current reserves may prove inadequate in light of subsequent developments. If we increase our reserves, our earnings for the period will generally decrease by a corresponding amount. Therefore, future reserve increases could have a material adverse effect on our results of operations, financial condition and financial strength and credit ratings.

We have recorded significant reserve charges in the past and if we experience additional significant reserve charges it could adversely affect our ability to continue in the ordinary course of our business.

We have recorded significant reserve charges in the past. In the third quarter of 2003, we recorded a charge of $150.0 million pre-tax, related to higher than expected underwriting losses, primarily from casualty reinsurance business written in accident years 1997 to 2000. As a result of this charge, the financial strength ratings of our insurance subsidiaries and our debt ratings were reduced, and we decided to exit the reinsurance business. We also suspended the payment of our regular cash dividend. Our capital position was also diminished. If, in the future, actual losses and loss adjustment expenses develop faster or are larger than our loss reserve estimates, which may be due to a wide range of factors, including inflation, changes in claims and litigation trends and legislative or regulatory changes, we would have to increase reserves. A significant increase in reserves could have a material adverse effect on our ability to continue in the ordinary course of our business.

We experienced a significant reduction in premium volume in 2004 following our ratings downgrade.

For the six months ended June 30, 2003, we reported consolidated net premiums written of $641.5 million. For the six months ended June 30, 2004, we reported net premiums written of $161.4 million, a decrease of $480.1 million or 75% from the corresponding 2003 period. The lower net premiums written in the 2004 period reflect the impact of our decision to exit the reinsurance business as well as the impact to The PMA Insurance Group’s operations of its downgrade to a “B++” A.M. Best financial strength rating in November 2003. A further reduction in premium volume, or a continuation of the reduced volumes experienced in 2004, as a result of our failure to restore The PMA Insurance Group’s “A-” A.M. Best rating or any other reason, would have a material adverse effect on our results of operations, liquidity and capital resources.

Because insurance ratings are important to our policyholders, particularly from A.M. Best, continuation of our current ratings or further downgrades in our ratings may adversely affect us.

Nationally recognized ratings agencies rate the financial strength of our principal insurance subsidiaries. Ratings are not recommendations to buy our securities.

Prior to November 2003, The PMA Insurance Group was rated “A-” by A.M. Best and its downgrade to “B++” has constrained its ability to attract and retain business. Certain large account clients and clients in certain industries will not purchase property and casualty insurance from insurers with less than an “A-” (4th of 16) A.M. Best rating. Therefore, we believe that a continuation of our “B++” A.M Best rating will likely result in lower premiums written and lower profitability and could have a material adverse effect on our results of operations, liquidity and capital resources. A further downgrade in The PMA Insurance Group’s A.M. Best rating could result in a material loss of business as policyholders move to other companies with higher financial strength ratings and a loss of key executives necessary to operate our business. Accordingly, such a downgrade to our insurer financial strength ratings will likely result in lower premiums written and lower profitability and would have a material adverse effect on our results of operations, liquidity and capital resources.

These ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that we or our principal insurance subsidiaries can maintain or improve these ratings. Each rating should be evaluated independently of any other rating.

On August 6, 2004, A.M. Best maintained the under review status of the financial strength ratings of “B++” (Very Good) of The PMA Insurance Group and revised the implication to developing from negative. In its release, A.M. Best noted that:

•	The PMA Insurance Group’s ratings will remain under review as A.M. Best continues to assess the potential impact of holding company capital requirements on The PMA Insurance Group.

•	A.M. Best believes further protection is needed for The PMA Insurance Group from PMA Capital’s financial obligations and the run-off of PMACIC.

•	While The PMA Insurance Group has produced stable operating profitability since 1998, A.M. Best does not view this performance as strong, particularly considering recent favorable market conditions.

•	A.M. Best believes that The PMA Insurance Group’s operating performance leaves little margin for error in dealing with holding company commitments, future market conditions and potential adverse selection over the past six months.

The Pennsylvania Insurance Department’s restriction on the declaration and payment of dividends from PMA Capital Insurance Company could adversely affect our ability to meet our obligations.

In June 2004, the Pennsylvania Insurance Department approved the “unstacking” of the Pooled Companies from PMA Capital Insurance Company (“PMACIC”), our reinsurance subsidiary. As a result, the Pooled Companies became direct subsidiaries of PMA Capital Corporation and can pay dividends directly to PMA Capital Corporation. In its Order approving the unstacking, the Pennsylvania Insurance Department prohibited

PMACIC from any declaration or payment of dividends, returning capital or any other types of distributions in 2004 and 2005 to PMA Capital Corporation. In 2006, PMACIC may declare and pay ordinary dividends, or return capital, without the prior approval of the Department if, immediately after giving effect to the distribution, PMACIC’s risk-based capital equals or exceeds 225% of Authorized Control Level Capital, as defined by the National Association of Insurance Commissioners. In 2007 and beyond, PMACIC may declare and pay ordinary dividends to PMA Capital Corporation, as long as such dividends are not considered “extraordinary” under Pennsylvania law. As a result, we may not be able to receive dividends from PMACIC at times and in amounts necessary to meet our debt obligations and corporate expenses. As of June 30, 2004, the statutory surplus of PMACIC was $236.2 million.

Our debt, including the existing debentures and the new debentures, is effectively subordinated to the creditors of our subsidiaries.

Because the creditors of our subsidiaries, including our insurance company subsidiaries’ policyholders, generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our debt, including holders of the new debentures and the existing debentures, will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, the right of the holders of our debt to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors, including their policyholders. As of June 30, 2004, the aggregate amount of liabilities and obligations of our subsidiaries (including insurance policy-related liabilities) that would have effectively ranked senior to the new debentures was approximately $3.1 billion.

We may not have sufficient funds to satisfy our obligations under our indebtedness, including the existing debentures that remain outstanding after the exchange offer and the new debentures, and our other financial obligations.

Our ability to service our indebtedness following the exchange offer, including the existing debentures that remain outstanding after the exchange offer and the new debentures, and to meet our other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control. In order to obtain funds sufficient to satisfy our obligations under our indebtedness, including the unexchanged existing debentures and the new debentures, as well as meet our other financial obligations, we may need to enter into additional capital market transactions or sell certain of our assets. However, we may not be able to enter into or complete any such transactions by the maturity date or put date of our indebtedness or on terms and conditions that are acceptable to us. In addition, we may be required to use all or a portion of the proceeds of such transactions to repay obligations under our new debentures, our other senior secured convertible debentures due 2022 to be issued under the indenture or our 8.50% Monthly Income Senior Notes due 2018. Accordingly, we cannot assure you that we will have sufficient funds to satisfy our obligations under our indebtedness, including the existing debentures that remain outstanding after the exchange offer and the new debentures, and to meet our other financial obligations.

The indenture governing the new debentures and our other senior secured convertible debentures due 2022 to be issued under the indenture restricts our ability to engage in certain transactions.

The indenture governing the new debentures and our other senior secured convertible debentures due 2022 to be issued under the indenture restricts our ability to, among other things:

•	incur additional debt;

•	pay dividends on or redeem or repurchase capital stock;

•	make certain investments;

•	enter into transactions with affiliates;

•	transfer or dispose of the capital stock of subsidiaries; and

•	merge or consolidate with another company.

The above restrictions could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities.

Because credit ratings are important to our creditors, downgrades in our credit ratings may adversely affect us.

Nationally recognized rating agencies rate the debt of PMA Capital Corporation. Ratings are not recommendations to buy our securities. A downgrade in our debt ratings will affect our ability to raise additional debt with terms and conditions similar to our current debt, and, accordingly, will increase our cost of capital. In addition, a downgrade of our debt ratings will make it more difficult to raise capital to refinance any maturing debt obligations and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries.

Our reserves for asbestos and environmental claims may be insufficient.

Estimating reserves for asbestos and environmental exposures continues to be difficult because of several factors, including: (i) evolving methodologies for the estimation of the liabilities; (ii) lack of reliable historical claim data; (iii) uncertainties with respect to insurance and reinsurance coverage related to these obligations; (iv) changing judicial interpretations; and (v) changing government standards and regulations. We believe that our reserves for asbestos and environmental claims are appropriately established based upon known facts, existing case law and generally accepted actuarial methodologies. However, due to changing interpretations by courts involving coverage issues, the potential for changes in federal and state standards for clean-up and liability, as well as issues involving policy provisions, allocation of liability and damages among participating insurers, and proof of coverage, our ultimate exposure for these claims may vary significantly from the amounts currently recorded, resulting in a potential future adjustment that could be material to our financial condition and results of operations. At December 31, 2003, 2002 and 2001, gross reserves for asbestos-related losses were $37.8 million, $42.1 million and $59.9 million, respectively ($17.8 million, $25.8 million and $28.6 million, net of reinsurance, respectively). Of the net asbestos reserves, approximately $14.9 million, $22.9 million, and $26.6 million related to IBNR losses at December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, 2002 and 2001, gross reserves for environmental-related losses were $14.2 million, $18.2 million and $29.6 million, respectively ($8.8 million, $14.3 million and $16.0 million, net of reinsurance, respectively). Of the net environmental reserves, approximately $3.7 million, $7.9 million and $9.2 million related to IBNR losses at December 31, 2003, 2002 and 2001, respectively. All incurred asbestos and environmental losses were for accident years 1986 and prior.

The effects of emerging claims and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may harm our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues that have affected us include:

•	increases in the number and size of claims relating to construction defects and mold, which often present complex coverage and damage valuation questions, making it difficult for us to predict our exposure to losses; and

•	changes in interpretation of the named insured provision with respect to the uninsured/ underinsured motorist coverage in commercial automobile policies, effectively broadening coverage and increasing our exposure to claims.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

We rely on independent agents and brokers and therefore we are exposed to certain risks.

Currently, approximately 85% of our business is produced through independent agents and brokers. We do business with a large number of independent brokers on a non-exclusive basis and we cannot rely on their ongoing commitment to our insurance products.

In accordance with industry practice, our customers often pay the premiums for their policies to agents and brokers for payment over to us. These premiums are considered paid when received by the broker and, thereafter, the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the agent or broker. Consequently, we assume a degree of credit risk associated with our reliance on agents and brokers in connection with the settlement of insurance balances.

Additionally, the New York Attorney General and certain state regulators have initiated investigations and commenced regulatory actions against certain brokers and other insurance companies concerning their commission agreements and other practices. The outcome of these investigations and actions and the impact of any regulatory changes governing agent and broker commissions is uncertain. Any disruption in the ability of agents and brokers to sell our insurance products could harm our business.

Our failure to realize our deferred income tax asset could lead to a writedown, which could adversely affect our results of operations.

Realization of our deferred income tax asset is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and other timing differences exist. As of June 30, 2004, our net deferred tax asset was $88.3 million. Failure to achieve projected levels of profitability could lead to a writedown in the deferred tax asset if the recovery period becomes uncertain or longer than expected.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance and reinsurance subsidiaries (known as ceding). During 2003, we had approximately $1.4 billion of gross premiums written of which we ceded $237.4 million, or 17% of gross premiums written, to reinsurers for reinsurance protection. This reinsurance is maintained to protect our insurance and reinsurance subsidiaries against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of June 30, 2004, we had $1.2 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts. The collectibility of reinsurance is largely a function of the solvency of reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract could have a material adverse effect on our results of operations and financial condition.

Because we are heavily regulated by the states in which we do business, we may be limited in the way we operate.

We are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

•	standards of solvency, including risk-based capital measurements;

•	restrictions of certain transactions between our insurance subsidiaries and their affiliates;

•	restrictions on the nature, quality and concentration of investments;

•	limitations on the rates that we may charge on our primary insurance business;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	limitations on the amount of dividends that insurance subsidiaries can pay;

•	the existence and licensing status of the company under circumstances where it is not writing new or renewal business;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•	assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

On December 22, 2003, PMACIC entered into a voluntary agreement with the Pennsylvania Insurance Department. Pursuant to the agreement, PMACIC has agreed to request the Pennsylvania Insurance Department’s prior approval of certain actions, including: entering into any new reinsurance contracts, treaties or agreements, except as may be required by law; making any payments, dividends or other distributions to, or engaging in any transactions with, any of PMACIC’s affiliates; making any withdrawal of monies from PMACIC’s bank accounts or making any disbursements, payments or transfers of assets in an amount exceeding five percent of the fair market value of PMACIC’s then aggregate cash and investments; incurring any debt, obligation or liability for borrowed money, pledging its assets or loaning monies to any person or entity (whether or not affiliated); appointing any new director or executive officer; or altering its or its Pennsylvania-domiciled insurance company subsidiaries’ ownership structure. Finally, the Pennsylvania Insurance Department may impose additional operational or administrative restrictions deemed necessary by the Pennsylvania Insurance Commissioner for implementation of the agreement. These restrictions as well as any further restrictions on the conduct of PMACIC’s business may adversely affect its ability to efficiently conduct the run-off of its insurance liabilities.

In June 2004, we received the approval of the Pennsylvania Insurance Department to “unstack” the Pooled Companies from PMACIC. In its Order approving the unstacking, the Pennsylvania Insurance Department prohibited PMACIC from any declaration or payment of dividends, returning capital or other types of distributions in 2004 and 2005 to PMA Capital Corporation. In 2006, PMACIC may declare and pay ordinary dividends or return capital without the prior approval of the Pennsylvania Insurance Department if, immediately after giving effect to the dividend or return of capital, PMACIC’s risk-based capital equals or exceeds 225% of Authorized Control Level Capital, as defined by the National Association of Insurance Commissioners. In 2007 and beyond, PMACIC may make dividend payments to PMA Capital Corporation, as long as such dividends are not considered “extraordinary” under Pennsylvania law.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from obtaining rate increases on insurance policies offered by our primary insurance operations or taking other actions we might wish to take to increase our profitability. Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company. As of June 30, 2004, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition. In light of recent insolvencies of large property and casualty insurers, it is possible that the regulations governing the level of the guaranty fund or association assessments against us may change, requiring us to increase our level of payments.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses; and

•	volatility associated with the long-tail nature of the reinsurance business, which may impact our operating results.

The property and casualty insurance industry historically is cyclical in nature. The demand for property and casualty insurance can vary significantly, rising as the overall level of economic activity increases and falling as such activity decreases. The property and casualty insurance industry has been very competitive and the fluctuations in demand and competition and the impact on us of other factors identified above could have a negative impact on our results of operations and financial condition.

We operate in a highly competitive industry which makes it more difficult to attract and retain new business.

Our business is highly competitive and we believe that it will remain so for the foreseeable future. The PMA Insurance Group has five major competitors: Liberty Mutual Insurance Company, American International Group, Inc., Zurich/Farmers Group, St. Paul Travelers and The Hartford Insurance Group. All of these companies and some of our other competitors have greater financial, marketing and management resources than we do.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

•	an influx of new capital in the marketplace as existing companies attempt to expand their business and new companies attempt to enter the insurance and reinsurance business;

•	the enactment of the Gramm-Leach-Bliley Act of 1999 (which permits financial services companies, such as banks and brokerage firms, to engage in certain insurance activities), which could result in increased competition from financial services companies;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business.

Many commercial property and casualty insurers and industry groups and associations currently offer alternative forms of risk protection in addition to traditional insurance products. These products, including large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups, have been instituted to allow for better control of risk management and costs. We cannot predict how continued growth in alternative forms of risk protection will affect our future operations, but it could reduce our premium volume.

Following the terrorist attacks on September 11, 2001, a number of new insurers and reinsurers have been formed to compete in our industry, and a number of existing market participants have raised new capital which may enhance their ability to compete with us. In addition, other financial institutions are now able to offer services similar to our own as a result of the Gramm-Leach-Bliley Act, which was adopted in November 1999.

Because our investment portfolio is made up primarily of fixed-income securities, the fair value of our investment portfolio and our investment income could suffer as a result of fluctuations in interest rates.

We currently maintain and intend to continue to maintain an investment portfolio made up primarily of fixed-income securities. The fair value of these securities can fluctuate depending on changes in interest rates. Generally, the fair market value of these investments increases or decreases in an inverse relationship with changes in interest rates, while net investment income earned by us from future investments in fixed-income securities will generally increase or decrease with interest rates. Our overall investment strategy is to invest in high quality securities while maintaining diversification to avoid significant concentrations in individual issuers, industry segments and geographic regions. However, there can be no assurance that our investment securities will not become impaired or decline in quality or value. All of our fixed-income securities are classified as available for sale; as a result, changes in the market value of our fixed-income securities are reflected in our balance sheet. Accordingly, changes in interest rates may result in fluctuations in the income from, and the valuation of, our fixed-income investments, which could have an adverse effect on our results of operations and financial condition.

Our business is dependent upon our key executives, certain of whom do not have employment agreements with restrictive covenants and can leave our employment at any time.

Our success depends significantly on the efforts and abilities of our key executives. We currently have employment agreements that include restrictive covenants with three of our key executives, however, we do not have employment agreements with our other executives. Accordingly, such other executives may leave our employment at any time. Our future results of operations could be adversely affected if we are unable to retain our current executives or to attract new executives.

We have exposure to catastrophic events, which can materially affect our financial results.

We are subject to claims arising out of catastrophes that may have a significant effect on our results of operations, liquidity and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Insurance companies are not permitted to reserve for catastrophes until such event takes place. Therefore, although we actively manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance protection and may have a material adverse impact on our financial condition, results of operations and liquidity.

Man-made events, such as terrorism, can also cause catastrophes. For example, the attack on the World Trade Center resulted in approximately $30 million in pre-tax losses to us, after deduction of all reinsurance and retrocessional protection, for 2001. This estimate is based on our analysis of the available facts known by us to date and our examination of known exposures. However, it is difficult to fully estimate our losses from the attack given the uncertain nature of damage theories and loss amounts, and the possible development of additional facts related to the attack. As more information becomes available, we may need to increase our estimate of these losses.

Although the Terrorism Risk Insurance Act of 2002 (“TRIA”) may mitigate the impact of future terrorism losses in connection with the commercial insurance business offered by The PMA Insurance Group, because of its uncertain application, the amount of losses a company must retain and the fact that it does not apply to reinsurance business, future terrorist attacks may result in losses that have a material adverse effect on our financial condition, results of operations and liquidity. TRIA expires on December 31, 2005 and although the U.S. House Committee on Financial Services voted on September 29, 2004 to extend TRIA, there is no assurance that it will be re-enacted or extended.

We face a risk of non-availability of reinsurance, which could materially affect our ability to write business and our results of operations.

Market conditions beyond our control, such as the amount of surplus in the reinsurance market and natural and man-made catastrophes, determine the availability and cost of the reinsurance protection we purchase. We cannot assure you that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as are currently available. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or reduce our insurance writings.

Purported class action lawsuits may result in financial losses and may divert management resources. In addition, we are subject to litigation in the ordinary course of our business.

We and certain of our directors and key executive officers are defendants in several purported class actions that were filed in 2003 in the United States District Court for the Eastern District of Pennsylvania by alleged purchasers of our Class A common stock, the existing debentures and 8.50% Monthly Income Senior Notes due 2018. On June 28, 2004, the District Court issued an order consolidating the cases under the caption In Re PMA Capital Corporation Securities Litigation (civil action no. 03-6121) and appointing Sheet Metal Workers Local 9 Pension Trust, Alaska Laborers Employers Retirement Fund and Communications Workers of America for Employees’ Pension and Death Benefits as lead plaintiff. On September 20, 2004, the plaintiffs filed an amended and consolidated complaint on behalf of an alleged class of purchasers of our securities between May 5, 1999 and February 11, 2004. The complaint alleges, among other things, that the defendants violated Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder by making materially false and misleading public statements and material omissions during the class period regarding our underwriting performance, loss reserves and related internal controls. The complaint alleges, among other things, that the defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act by making materially false and misleading statements in registration statements and prospectuses about our financial results, underwriting performance, loss reserves and related internal controls.

The complaint seeks unspecified compensatory damages, the right to rescind the purchases of securities in the public offerings, interest, and plaintiffs’ reasonable costs and expenses, including attorneys’ fees and expert fees. We intend to vigorously defend against the claims asserted in this consolidated action. The lawsuit is in its earliest stages; therefore, it is not possible at this time to reasonably estimate the impact on us. However, the lawsuit may have a material adverse effect on our financial condition, results of operations and liquidity.

We are continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of business, either as a liability insurer defending third-party claims brought against our insureds, or as an insurer defending coverage claims brought against it by our policyholders or other insurers.

We may require additional capital in the future, which may not be available or may be available only on unfavorable terms.

Our capital requirements depend on many factors, including our ability to write new and renewal business and rating agency capital requirements. To the extent that our existing capital is insufficient to meet these requirements, we may need to raise additional funds through financings. Following the date of this exchange offer prospectus, we may seek to raise new capital by offering our equity or debt securities, which may include debentures with terms similar or identical to the new debentures. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our shareholders and the securities may have rights, preferences and privileges that are senior to those of our common shares. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Our ability to repurchase new debentures for cash may be limited by restrictions on the ability of PMA to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the new debentures that might be delivered by holders of new debentures seeking to exercise the repurchase right.

We are an insurance holding company with no direct operations. Statutory requirements governing dividends from our principal operating subsidiaries could adversely affect our ability to meet our obligations.

We are a holding company that transacts substantially all of our business directly and indirectly through subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to meet our obligations on our outstanding debt and to pay dividends and our general and administrative expenses depends on the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends within any twelve month period and advances and repayments by our insurance operating subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds. Generally this limitation is the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus, but only to the extent of unassigned surplus. In addition, insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and could refuse to permit the payment of dividends of the maximum amounts calculated under any applicable formula.

Provisions in our charter documents may impede attempts to replace or remove our board or management with management favored by stockholders.

Our Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that could delay or prevent changes in our board of directors or management that stockholders may desire. These provisions include:

•	requiring advance notice requirements for nominations for election to the board of directors or for proposing business that can be acted on by stockholders at meetings;

•	establishing a classified board of directors and permitting our board to increase its size and appoint directors to fill newly created board vacancies;

•	requiring stockholders to show cause to remove one or more directors; and

•	prohibiting stockholders from acting by written consent.

Risks Related to Tendering Existing Debentures for New Debentures

An active trading market for the new debentures may not develop.

The new debentures constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the new debentures on any securities exchange or for quotation through any automated dealer quotation system. Although the dealer manager may make a market in the new debentures after the completion of the exchange offer, it is not obligated to do so and may discontinue any such market making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the new debentures.

We may be able to repurchase the unexchanged existing debentures when they are first eligible for repurchase at the holder’s option, but we may not be able to repurchase the new debentures when they are first eligible for repurchase at the holder’s option.

Each holder of the existing debentures can require us to initially repurchase all or a portion of such holder’s existing debentures on September 30, 2006 in cash or shares of our Class A Common Stock, at our election. Each holder of the new debentures can require us to repurchase all or a portion of such holder’s new debentures on June 30, 2009 only in cash.

It is possible that, following September 30, 2006 but prior to June 30, 2009, we will become subject to a bankruptcy or similar proceeding. If so, holders of the existing debentures who did not exchange will have had the right to have their debentures repurchased and there is a significant risk that holders who exchanged for new debentures will not. Your decision to tender your existing debentures should be made with the understanding that the later repurchase date for the new debentures exposes you to the risk of nonpayment for a longer period of time.

The new debentures are secured by a first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries; however, execution on that lien by the holders of the new debentures is subject to regulatory approval.

The new debentures are secured by a first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries, PMA Capital Insurance Company, Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company. However, execution on that lien by the holders of the new debentures is subject to approval by the Pennsylvania Insurance Department and subject to equal and ratable liens securing the 8.50% Monthly Income Senior Notes due 2018 and our other senior secured convertible debentures due 2022 to be issued under the indenture. Under Pennsylvania law, no person may acquire, directly or indirectly, a controlling interest in the capital stock of our current Significant Subsidiaries unless such person, corporation or other entity has obtained prior approval from the Insurance Commissioner for such acquisition of control. Pursuant to Pennsylvania law, any person acquiring, controlling or holding the power to vote, directly or indirectly, ten percent or more of the voting securities of an insurance company, is presumed to have “control” of such company. This presumption may be rebutted by a showing that control does not exist in fact. The Insurance Commissioner, however, may find that “control” exists in circumstances in which a person owns or controls a smaller amount of voting securities. To obtain approval from the Insurance Commissioner of any acquisition of control of an insurance company, the proposed acquirer must file with the Insurance Commissioner an application containing information regarding: the identity and background of the acquirer and its affiliates; the nature, source and amount of funds to be used to carry out the acquisition; the financial statements of the acquirer and its affiliates; any potential plans for disposition of the securities or business of the insurer; the number and type of securities to be acquired; any contracts with respect to the securities to be acquired; any agreements with broker-dealers; and other matters.

The exchange ratio for the exchange offer does not reflect any valuation of the existing debentures or the new debentures.

Our board of directors has made no determination that the exchange ratio represents a fair valuation of either the existing debentures or the new debentures. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratio to you or to us. If you tender your existing debentures you may not receive more value than if you choose to keep them.

There are certain tax risks associated with the new debentures.

As more fully discussed in the section entitled “Certain Material United States Federal Income Tax and Estate Tax Consequences,” in addition to paying tax on interest payments, a U.S. holder of a new debenture will be required to include another form of interest, original issue discount (“OID”), in its taxable income as such interest accrues, even though the related interest payment generally will not be due until the maturity of the new debenture (or earlier repurchase date). Thus, a U.S. Holder will be required to include interest in gross income in each year in excess of the stated cash interest on the new debentures. For purposes of determining gain or loss on a sale or other disposition of a new debenture, a U.S. holder’s adjusted tax basis in the new debentures will be increased by any OID includable in such U.S. holder’s gross income.

Our debt, including the existing debentures and the new debentures, is effectively subordinated to the creditors of our subsidiaries.

Because the creditors of our subsidiaries, including our insurance company subsidiaries’ policyholders, generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our debt, including holders of the new debentures and the existing debentures, will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, the right of the holders of our debt to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors, including their policyholders. As of June 30, 2004, the aggregate amount of liabilities and obligations of our subsidiaries (including insurance policy-related liabilities) that would have effectively ranked senior to the new debentures was approximately $3.1 billion.

The pledge of additional interests in the stock of our Significant Subsidiaries subsequent to the initial exchange of the existing debentures for the new debentures may be voidable in bankruptcy.

Under federal bankruptcy law, if we were to initiate a proceeding in bankruptcy within 90 days of the pledge of additional shares of the stock of our subsidiaries to secure the new debentures as provided for in “Description of the New Debentures—Security,” such pledge may be subject to avoidance as a preferential transfer.

Federal bankruptcy law allows for the avoidance of transfers of property by a debtor:

•	to or for the benefit of a creditor;

•	for or on account of an antecedent debt owed by the debtor before such transfer was made;

•	made while the debtor is insolvent;

•	made on or within 90 days before the date of filing of the petition in bankruptcy; and

•	that enables such creditor to receive more than such creditor would receive if the transfer had not been made.

Avoidance of the pledge of additional subsidiary stock would reduce the amount of collateral available to satisfy the new debentures.

The repurchase of the new debentures from the net cash proceeds of a permitted disposition of the collateral may be delayed or prevented in the event of our bankruptcy and our obligation to make such repurchase may be unenforceable in such circumstances.

Under the terms of the new debentures, the holders of the new debentures, the holders of 8.50% Monthly Income Senior Notes due 2018 and the holders of our other senior secured convertible debentures due 2022 to be issued under the indenture will be secured by an equal and ratable first priority lien on a portion of the capital stock of our Significant Subsidiaries and all proceeds thereof. The security interests automatically terminate at specific times set out in the indenture. Our obligation to repurchase the new debentures and our other senior secured convertible debentures due 2022 to be issued under the indenture with the net cash proceeds of that stock is a contractual obligation only and may not be enforceable against us or any trustee in the event of our bankruptcy. If there is a permitted disposition of the stock, and the new debentures and our other senior secured convertible debentures due 2022 to be are repurchased with the cash proceeds of that disposition, the use of the proceeds to repurchase the new debentures could be voided as a preferential transfer if the purchase was made within the preference period, which is 90 days for any creditor who is not an insider and one year for an insider. If the net cash proceeds from a permitted disposition have not been used for these repurchases prior to a bankruptcy filing involving us, the cash proceeds will not constitute collateral, will be considered part of our bankruptcy estate, and the holders of the new debentures and the holders of our other senior secured convertible debentures due 2022 to be issued under the indenture would be unsecured creditors of that estate with respect to such cash proceeds. Additionally, actions by the bankruptcy trustee, us, other parties in interest, including our other creditors, may result in delays in repurchases, if any are allowed, out of the net cash proceeds of the security. We have not found a case in bankruptcy court where the issue of the treatment of a collateral pledge with substantially similar terms to ours has been litigated, and accordingly, we cannot draw a conclusion regarding the treatment of the collateral pledge.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial information. The selected consolidated financial information for each of the years in the five-year period ended December 31, 2003 and at December 31, 2003, 2002, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements. The financial information set forth below for all other periods presented has been derived from unaudited consolidated financial information, which we believe presents fairly such consolidated financial information in conformity with accounting principles generally accepted in the United States of America. You should read the selected consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes for the year ended December 31, 2003 and for the three and six months ended June 30, 2004, which are incorporated by reference into this exchange offer prospectus. The results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2004 or any future fiscal year or interim period.

	Six months ended June 30,			Year ended December 31,
	2004		2003	2003 (1)	2002 (1)	2001 (1)	2000	1999
	(dollar amounts in thousands except per share data)
Net Premiums Written	$161,371		$641,514	$1,192,254	$1,104,997	$769,058	$545,555	$563,510

Consolidated Results of Operations:
Net premiums earned	$324,617		$559,692	$1,198,165	$991,011	$732,440	$531,424	$540,087
Net investment income	31,565		35,425	68,923	84,881	86,945	102,591	110,057
Net realized investment gains (losses)	10,848		8,806	13,780	(16,085)	7,988	11,975	(7,745)
Other revenues	10,418		11,766	20,379	15,330	22,599	14,000	12,718

Total consolidated revenues	$377,448		$615,689	$1,301,247	$1,075,137	$849,972	$659,990	$655,117

Losses and loss adjustment expenses	229,661		395,659	998,347	823,658	616,763	449,388	392,473
Acquisition expenses	72,203		128,435	256,446	216,984	138,982	112,654	124,368
Operating expenses	48,342		48,094	103,672	102,808	78,015	67,081	66,822
Dividends to policyholders	2,375		4,090	641	7,587	14,087	18,855	19,141
Interest expense	5,899		3,983	9,887	3,257	6,541	11,889	12,221

Total losses and expenses	358,480		580,261	1,368,993	1,154,294	854,388	659,867	615,025

Pre-tax income (loss)	18,968		35,428	(67,746)	(79,157)	(4,416)	123	40,092
Income tax expense (benefit)	6,751		12,559	25,823	(31,133)	(11,519)	(1,202)	11,739

Income before cumulative effect of accounting change	12,217		22,869	(93,569)	(48,024)	7,103	1,325	28,353
Cumulative effect of accounting change, net of related tax effect(2)	—		—	—	—	—	—	(2,759)

Net income (loss)	$12,217		$22,869	$(93,569)	$(48,024)	$7,103	$1,325	$25,594

Weighted average diluted shares	36,798,188		31,340,482	31,330,183	31,284,848	22,216,695	22,353,622	23,785,916

Per Share or Share Data:
Income (loss) before cumulative effect of accounting change per diluted share	$0.36		$0.73	$(2.99)	$(1.53)	$0.32	$0.06	$1.19
Net income (loss) per diluted share	0.36		0.73	(2.99)	(1.53)	0.32	0.06	1.08
Dividends declared per Common share(3)	—		—	—	—	—	0.08	0.32
Dividends declared per Class A Common share(3)	—		0.21	0.315	0.42	0.42	0.39	0.36

Consolidated Financial Position:
Total investments	$1,687,690		$2,209,811	$2,012,187	$1,828,610	$1,775,335	$1,826,949	$1,918,035
Total assets	3,694,216		4,537,606	4,187,958	4,105,794	3,802,979	3,469,406	3,245,087
Reserves for unpaid losses and LAE	2,292,281		2,430,276	2,541,318	2,449,890	2,324,439	2,053,138	1,932,601
Debt	187,566		176,250	187,566	151,250	62,500	163,000	163,000
Shareholders’ equity	443,663		617,747	463,667	581,390	612,006	440,046	429,143
Shareholders’ equity per share	14.00	(4)	19.72	14.80 (4)	18.56	19.64	20.40	19.21

(1)	Results for full year 2003 were impacted by $49 million resulting from the recording of a valuation allowance on the Company’s deferred tax asset. Results for 2002 were impacted by $43 million pre-tax ($28 million after-tax) for costs associated with the exit from and run off of Caliber One, our former excess and surplus lines business. Results for 2001 were impacted by $30 million pre-tax ($20 million after-tax) for World Trade Center losses.
(2)	In 1999, we adopted SOP 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” As a result of adopting SOP 97-3, we recorded a liability of $4.3 million pre-tax and a resulting charge to earnings of $2.8 million, net of tax effect.
(3)	Effective at the close of business April 24, 2000, all shares of Common Stock were reclassified as Class A Common stock. Accordingly, all dividends subsequent to April 24, 2000 are for the Class A Common stock.
(4)	Included in shareholders’ equity is a reduction in accumulated other comprehensive income (loss) of $15.6 million after-tax, or $0.50 per share, for the recording of a minimum pension liability.

CAPITALIZATION

The following table sets forth as of June 30, 2004:

•	our actual capitalization; and

•	our capitalization adjusted to reflect the exchange of all $86,250,000 aggregate principal amount of existing debentures for $86,250,000 aggregate principal amount of new debentures.

	Actual	As Adjusted(1)
	($ in thousands, except per share data)
Debt
4.25% Senior Convertible Debentures due 2022	$86,250	$—
Trust Preferred Debt	43,816	43,816
8.50% Monthly Income Senior Notes due 2018	57,500	57,500
6.50% Senior Secured Convertible Debentures due 2022	—	88,950

Total debt	187,566	190,266

Shareholders’ equity
Preferred stock, par value $.01 per share, authorized 2,000,000 shares; no shares issued	—	—
Class A Common stock, par value $5 per share, authorized 60,000,000 shares, issued and outstanding, 31,692,351 shares, net of treasury shares of 2,525,594	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	223,442	220,642
Accumulated other comprehensive loss	(13,160)	(13,160)
Notes receivable from officers	(59)	(59)
Treasury stock, at cost 2,525,594 shares	(45,261)	(45,261)
Unearned restricted stock compensation	(1,720)	(1,720)

Total shareholders’ equity	443,663	440,863

Total capitalization	$631,229	$631,129

Debt as a percentage of total capitalization	29.71%	30.14%
Book value per share	$14.00	$13.91

(1)	The “As Adjusted” column reflects an after-tax charge to retained earnings of $2.8 million as a result of recording the new debentures at their estimated fair value and the write-off of unamortized costs related to the issuance of the existing debentures.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
Six months ended June 30, 2004	2003	2002	2001	2000		1999
3.9x	(A)	(A)	(A)	1.0	x	4.1	x

(A)	Earnings were insufficient to cover fixed charges by $67.7 million, $79.2 million and $4.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

PRICE RANGE AND DIVIDEND HISTORY

OF OUR CLASS A COMMON STOCK

Our common stock is traded on The Nasdaq Stock Market under the symbol “PMACA.” Set forth below are the high and low closing sales prices for our Class A common stock, as reported on The Nasdaq Stock Market for each completed quarterly period in the fiscal year ending on December 31, 2004 and the fiscal years ended on December 31, 2003 and 2002.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
2004
Class A Common Stock Prices
High	$6.66	$9.00	$8.95	$8.90
Low	4.78	6.26	5.98	7.03

2003
Class A Common Stock Prices
High	$15.00	$12.30	$12.85	$14.17
Low	6.67	6.44	11.71	3.97

2002
Class A Common Stock Prices
High	$23.10	$25.99	$20.50	$15.30
Low	18.71	17.65	13.05	12.37

(1)	Through November 5, 2004.

We declared quarterly dividends to shareholders of $0.105 per share for our Class A common stock in each quarter of 2002 and the first three quarters of 2003. On November 4, 2003, our Board of Directors suspended the dividends on our Class A common stock. Our domestic insurance subsidiaries’ ability to pay dividends to us is limited by the insurance laws and regulations of Pennsylvania. The Pennsylvania Insurance Department has prohibited PMACIC from the declaration or payment of dividends, returning capital or other types of distributions in 2004 and 2005 to PMA Capital Corporation. In 2006, PMACIC may declare and pay ordinary dividends or return capital without the prior approval of the Pennsylvania Insurance Department if, immediately after giving effect to the dividend or return of capital, PMACIC’s risk-based capital equals or exceeds 225% of Authorized Control Level Capital, as defined by the National Association of Insurance Commissioners. In 2007 and beyond, PMACIC may make dividend payments to PMA Capital Corporation, as long as such dividends are not considered “extraordinary” under Pennsylvania law. Also, the indenture governing the new debentures will further restrict our ability to pay dividends to shareholders.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the exchange offer is to refinance existing debentures by exchanging them for new debentures with a later put date and to attempt to improve our financial strength ratings as well as our debt ratings. We do not expect to be able to receive ordinary dividends sufficient to repurchase all of the existing debentures on the first put date of September 30, 2006 because of statutory restrictions on the declaration and payment of dividends from our principal operating subsidiaries at that time. Our principal rating agencies have indicated to us that their view of our financial flexibility would improve if the debentures can be repaid with ordinary dividends from our principal operating subsidiaries. As a result of the completion of this exchange offer, we expect to be able to receive ordinary dividends from our principal operating subsidiaries sufficient to repurchase the new debentures on the put date of June 30, 2009.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth herein and in the letter of transmittal, we are offering to exchange $1,000 principal amount of our 6.50% Senior Secured Convertible Debentures due September 30, 2022 for each $1,000 principal amount of our 4.25% Senior Convertible Debentures due September 30, 2022.

Interest on each new debenture will accrue from the settlement date.

Outstanding existing debentures may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000. New debentures will be issued only in minimum denominations of $1,000.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any existing debentures tendered, and we may terminate or amend this offer if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, except if any such failure is caused by our action or inaction, the failure of the condition makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the new debentures:

(1) The consent of the issuing bank under our letter of credit facility is obtained (which we received on October 29, 2004).

(2) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of existing debentures under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of existing debentures under the exchange offer, or

•	in the reasonable judgment of PMA, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of PMA and its subsidiaries, taken as a whole, in deciding whether to accept the exchange offer.

(3) (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the NYSE or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any securities of PMA on any exchange or in the over-the-counter market;

(c) no general banking moratorium shall have been declared by Federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency would have a material adverse effect on the Company that makes it impractical or inadvisable to proceed with completion of the exchange offer.

(4) The trustee with respect to the existing debentures shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of existing debentures under the exchange offer, nor shall the trustee or any holder of existing debentures have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the existing debentures under the exchange offer.

(5) The registration statement and any post-effective amendment to the registration statement covering the new debentures is effective under the Securities Act of 1933, as amended.

All of the foregoing conditions may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a) terminate the exchange offer and return all tendered existing debentures to the holders thereof;

(b) modify, extend or otherwise amend the exchange offer and retain all tendered existing debentures until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments,” “—Proper Execution and Delivery of Letter of Transmittal” and “—Withdrawal of Tenders” below); or

(c) waive the unsatisfied conditions and accept all existing debentures tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Certain Consequences to Holders of Existing Debentures Not Tendering in the Exchange Offer

Consummation of the exchange offer for the existing debentures may have adverse consequences to holders of existing debentures who elect not to tender existing debentures in the exchange offer. See “Risk Factors—Risks Related to Continuing Ownership of the Existing Debentures.”

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean midnight, New York City time, on November 9, 2004, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to twenty business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of existing debentures in the exchange offer shall be paid to all holders whose existing debentures have previously been tendered pursuant to the exchange offer.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the existing debentures. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

Any valid tender by a holder of existing debentures that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of existing debentures will constitute the agreement by that holder to deliver good and marketable title to the tendered existing debentures, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the existing debentures do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Existing Debentures for Exchange

The new debentures will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered existing debentures when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new debentures will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the existing debentures for the purpose of receiving book-entry transfers of existing debentures in the exchange agent’s account at DTC. If any validly tendered existing debentures are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if existing debentures are validly withdrawn, such existing debentures will be returned without expense to the tendering holder or such existing debentures will be credited to an account maintained at DTC designated by the DTC participant who so delivered such existing debentures, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

If you hold existing debentures and wish to have such securities exchanged for new debentures, you must validly tender, or cause the valid tender of, your existing debentures using the procedures described in this exchange offer prospectus and in the accompanying letter of transmittal.

Only registered holders of existing debentures are authorized to tender the existing debentures. The procedures by which you may tender or cause to be tendered existing debentures will depend upon the manner in which the existing debentures are held, as described below.

Tender of Existing Debentures Held Through a Nominee

If you are a beneficial owner of existing debentures that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender existing debentures in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the existing debentures on your behalf using one of the procedures described below.

Tender of Existing Debentures Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has existing debentures credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your existing debentures as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with existing debentures credited to their accounts. If you are not a DTC participant, you may tender your existing debentures by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this exchange offer prospectus, the exchange agent will establish accounts with respect to the existing debentures at DTC for purposes of the exchange offer.

Any participant in DTC may tender existing debentures by:

(a) effecting a book-entry transfer of the existing debentures to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering existing debentures that the participant has received and agrees to be bound by the terms of the letter of transmittal and that PMA may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer; or

(b) completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this exchange offer prospectus.

With respect to option (a) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this exchange offer prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of new debentures for existing debentures tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of existing debentures:

•	irrevocably sells, assigns and transfers to or upon the order of PMA all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the existing debentures tendered thereby;

•	waives any and all rights with respect to the existing debentures;

•	releases and discharges PMA and the trustee with respect to the existing debentures from any and all claims such holder may have, now or in the future, arising out of or related to the existing debentures, including, without limitation, any claims that such holder is entitled to participate in any redemption of the existing debentures;

•	represents and warrants that the existing debentures tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the new debentures are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered existing debentures, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the existing debentures tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your existing debentures, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the existing debentures and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the existing debentures are tendered for the account of an Eligible Guarantor Institution. See Instruction 3 in the letter of transmittal.

Withdrawal of Tenders

Tenders of existing debentures in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer and, if the existing debentures have not yet been accepted for exchange by us, after December 3, 2004. Tenders of existing debentures may not be withdrawn at any time after such dates unless the exchange offer is extended, in which case tenders of existing debentures may be withdrawn at any time prior to the expiration date, as extended.

Beneficial owners desiring to withdraw existing debentures previously tendered should contact the DTC participant through which such beneficial owners hold their existing debentures. In order to withdraw existing debentures previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the existing debentures being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of existing debentures may not be rescinded and any existing debentures withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn existing debentures, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Purchase of Debt Securities Other than in the Exchange Offer

We reserve the right, in our absolute discretion, to purchase or make offers to purchase our debt securities, including the existing debentures, to the extent permitted by applicable law, in the open market, in privately negotiated transactions or otherwise, subject to regulatory approval. By law, we would be prohibited from purchasing any existing debentures outside of this exchange offer during the term of the offer and for ten business days after its expiration. The terms of any such purchases or offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will not be made except in accordance with applicable law and will be subject to regulatory approval.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of existing debentures in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any existing debentures in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of existing debentures unless we waive that condition for all such holders. None of PMA, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of existing debentures involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Existing debentures received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such existing debentures by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of existing debentures to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if new debentures in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered existing debentures are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the existing debentures tendered by such holder.

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of existing debentures, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this exchange offer prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Global Bondholder Services Corporation has also been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this exchange offer prospectus or the letter of transmittal should be directed to the information agent at the address set forth on the back cover page of this exchange offer prospectus. Holders of existing debentures may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

We have retained Banc of America Securities LLC to act as dealer manager in connection with the exchange offer. We will pay a fee to the dealer manager for soliciting acceptances of the exchange offer. Such fee is based on the aggregate principal amount of the existing debentures exchanged in the exchange offer and will be payable on the date the new debentures are issued in the exchange offer. We will also reimburse the dealer manager for reasonable out-of-pocket expenses. The obligations of the dealer manager to perform such functions are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address and telephone number set forth on the back cover page of this exchange offer prospectus.

The dealer manager, and its affiliates have provided, from time to time, and may in the future provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees. Currently, the dealer manager has also been retained to act as financial adviser to us in connection with evaluating strategic alternatives. In addition, an affiliate of the dealer manager is agent and issuing bank in connection with our Letter of Credit Agreement dated as of December 4, 2001, as amended. The dealer manager, in the ordinary course of business, also makes markets in our securities, including the existing debentures. As a result, from time to time, Banc of America Securities LLC may own certain of our securities, including the existing debentures.

Other Fees and Expenses

Tendering holders of existing debentures will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of PMA and its affiliates.

We estimate that we will incur the following expenses in connection with this exchange offer:

Solicitation of Tenders	$1,300,000	(1)
Legal	800,000
Accounting	100,000
Printing	100,000

Total	$2,300,000

[1] Assuming all of the existing debentures are exchanged for new debentures.

The expenses incurred by us will be paid upon the completion or termination of this exchange offer.

Calculations in Respect of New Debentures

We will be responsible for making all calculations called for under the new debentures. These calculations will include, but are not limited to, determination of the average market prices of the new debentures and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of new debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture, the new debentures will be governed by, and will be construed in accordance with, the law of the State of New York.

Trustee

The U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent under the indenture for the new debentures.

Book-Entry System

The new debentures will be issued only in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the new debentures for all purposes under the indenture. Owners of beneficial interests in the new debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in the limited circumstances described under “—Exchange of Global Securities.”

Unless and until new debentures are exchanged for certificated securities as described in the next section (and then except to the extent they have been so exchanged), the procedures described in this exchange offer prospectus, the new debentures, the indenture and other similar documents relating to the conversion of new debentures, the surrender of new debentures for repurchase or payment, identification of new debentures by certificate number and similar matters will be relevant only to DTC as the registered holder.

Owners of beneficial interests will be required to follow such procedures as DTC (or its direct and indirect participants) may establish for exercising rights under or in respect of their interests, including conversion or repurchase rights. Beneficial owners will not be holders and will not be entitled to any direct rights provided to the holders of new debentures under the global securities or the indenture. PMA and the trustee, and any of their respective agents, will treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

We will exchange new debentures represented by global securities for certificated securities with the same terms (and the holders thereof will then be required to follow the procedures established in the new debentures and the indenture for converting, requiring repurchase or otherwise dealing with the new debentures) only if:

•	DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including Banc of America Securities LLC, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DESCRIPTION OF THE NEW DEBENTURES

We have summarized provisions of the new debentures below. It is important for you to consider the information contained in this exchange offer prospectus before making your decision to exchange your existing debentures for the new debentures.

The new debentures will be issued by us under an indenture, as supplemented by a supplemental indenture, with respect to the issuance of the new debentures, between us and U.S. Bank National Association, as trustee, which we refer to as the new indenture. The new debentures mature on September 30, 2022. Initially, U.S. Bank National Association will also act as paying agent, conversion agent and calculation agent for the new debentures.

The following description is only a summary of the material provisions of the new debentures. We urge you to read the new indenture in its entirety because it, and not this description, defines the rights of holders of the new debentures.

Brief Description of the New Debentures

The new debentures offered hereby:

•	bear interest at the annual rate of 6.50% payable in cash on March 30 and September 30, beginning March 30, 2005;

•	are subject to repurchase by us at the option of the holders on June 30, 2009, upon the terms and at the purchase price set forth below under “ —Repurchase of New Debentures at the Option of Holders”;

•	are subject to repurchase upon permitted sales of the capital stock of our subsidiaries or upon a change of control of PMA, upon the terms and the purchase prices set forth below under “ —Repurchase of New Debentures at the Option of Holders”;

•	are required to be redeemed, in the aggregate, up to $35 million principal amount together with our other senior secured convertible debentures due 2022 to be issued under the indenture, with 50% of any “extraordinary dividends” we receive from any of our subsidiaries from January 1, 2006 to and including December 31, 2006 upon the terms and the purchase price set forth under “—Mandatory Redemption with Extraordinary Dividends”;

•	are secured by a first lien on 20% of the outstanding capital stock of each of our Significant Subsidiaries and if the financial strength ratings of the Pooled Companies from A.M. Best are not “A–” or higher on December 31, 2005 or if the financial strength ratings of the Pooled Companies from A.M. Best are reduced below “B++” prior to December 31, 2005 an additional pledge of the remainder of the capital stock of those subsidiaries within 90 days. The security will include the proceeds of such capital stock. The liens will be automatically released to facilitate a permitted asset sale and use of the net cash proceeds to repurchase the new debentures. As indebtedness of PMA, the new debentures are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

•	will be governed by the new indenture, which will contain restrictive covenants with respect to limitations on our ability to incur indebtedness, make restricted payments, enter into transactions with affiliates or engage in a merger or sale of all or substantially all of our assets;

•	are redeemable at our option, at any time, in whole or from time to time in part, for cash from October 1, 2008 upon the terms and at a redemption price of 114% of the principal amount plus accrued interest, if any, to the redemption date;

•	are due on September 30, 2022, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders;

•

are convertible into our Class A common stock initially at a conversion rate of 61.0948 shares per $1,000 principal amount of new debentures (equivalent to an initial conversion price of $16.368 per share), subject to our ability to deliver, in lieu of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, subject to such adjustments as are described under “—Conversion Rights;” and

•	are issued only in denominations of $1,000 principal amount and integral multiples thereof.

The new indenture does not protect the holders in the event of a highly leveraged transaction or a change of control of PMA, except to the extent described under “—Repurchase of New Debentures at the Option of Holders—Change of Control Put” below.

No sinking fund is provided for the new debentures and the new debentures are not subject to defeasance. The new debentures are issued only in registered form, without coupons.

Holders may present definitive new debentures for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee currently located at 100 Wall Street, New York, New York 10005. For information regarding conversion, registration of transfer and exchange of global new debentures, see “—Book-Entry Delivery and Settlement.” No service charge is required for any registration of transfer or exchange of new debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Interest

The new debentures bear interest at a rate of 6.50% per annum from the date of issuance of the new debentures, payable in cash. Interest on each new debenture will accrue from the date of issuance of the new debentures. We will pay interest semi-annually on March 30 and September 30 of each year beginning March 30, 2005, to the holders of record at the close of business on the preceding March 15 and September 15, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any new debentures that are exchanged or converted into our Class A common stock. See “—Conversion Rights.” If a holder of new debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those new debentures, notwithstanding the conversion or exchange of those new debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders new debentures for conversion or exchange, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts or exchanges new debentures that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem new debentures on a date that is after a record date for the payment of interest on new debentures of any holder, and such holder chooses to convert or exchange those new debentures, the holder will not be required to pay us, at the time that holder surrenders those new debentures for conversion or exchange, the amount of interest it will receive on the interest payment date.

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the new debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the new debentures being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those new debentures.

We will pay interest on:

•	the global new debenture to The Depository Trust Company (which we refer to as DTC) in immediately available funds;

•	any definitive new debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those new debentures; and

•	any definitive new debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those new debentures.

At maturity, interest on the definitive new debentures will be payable at the office of the trustee currently located at 100 Wall Street, New York, New York 10005.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

•	The new debentures will be senior secured obligations of PMA Capital Corporation. The new debentures will be:

•	secured by a first Lien on 20% of the Capital Stock of each of our Significant Subsidiaries, subject to equal and ratable Liens securing the 8.50% Monthly Income Senior Notes due 2018 and our other senior secured convertible debentures due 2022 to be issued under the indenture and as secured by the remainder of the Capital Stock of those subsidiaries as may be required pursuant to the terms of the new indenture and to permitted junior liens to secure permitted Indebtedness;

•	equal in right of payment with all other existing and future obligations of PMA Capital Corporation that are not subordinated in right of payment to the new debentures, to the extent amounts outstanding in respect of the new debentures exceed the value of the Lien on the Collateral; and

•	senior in right of payment to all obligations of PMA Capital Corporation, if any, that are subordinated in right of payment to the new debentures.

The new debentures will also be effectively, or structurally, subordinated to all existing and future obligations, including Indebtedness, of the Subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, will generally have priority as to the assets of these subsidiaries over the claims of PMA Capital Corporation and the holders of PMA Capital Corporation’s Indebtedness, including the new debentures.

For a discussion of the risks attendant to the ranking of the new debentures, as well as the initial and potential amounts of other senior debt and structurally senior indebtedness reference is made to the relevant risk factors under “Risk Factors—Risks Related to our Business and Financial Condition.”

Security

The new debentures will be secured by a first priority Lien on twenty-percent of the issued and outstanding Capital Stock of our Significant Subsidiaries and all rights and privileges of PMA Capital Corporation with respect thereto, including all dividends, distributions and other payments with respect thereto and all proceeds thereof (the “Collateral”). In the event we have not previously sold such Capital Stock prior to December 31, 2005 and applied the proceeds as required by the new indenture or if the financial strength ratings of the Pooled Companies from A.M. Best are not “A-” or higher on December 31, 2005 or if the financial strength ratings of the Pooled Companies from A.M. Best are reduced below “B++” prior to December 31, 2005, we shall secure the new debentures with a first priority Lien on all of the issued and outstanding Capital Stock of such subsidiaries not previously pledged to the Collateral Agent within 90 days, which additional Capital Stock (and all proceeds thereof) shall form a part of the Collateral. The Liens granted with respect to the Collateral will rank equally and ratably with the Liens granted to the holders of the existing 8.50% Monthly Income Senior Notes due 2018 and our other senior secured convertible debentures due 2022 to be issued under the indenture. The Liens will be automatically released to facilitate a permitted asset sale on the day of such sale and on the business day prior to the date we are contractually required to use the proceeds of an asset sale permitted under the indenture to repurchase the new debentures.

Under the new indenture and any other documents governing the Collateral, a collateral agent will hold the Collateral on behalf of the trustee for the holders of the new debentures and our other senior secured convertible debentures due 2022 to be issued under the indenture, the trustee for the holders of the existing 8.50% Monthly Income Senior Notes due 2018 and the trustee or any authorized representative of the holders of any future Indebtedness permitted to be secured by the Collateral. The collateral agent will be authorized to take direction from any trustee or authorized representative of any debt holder secured by the Collateral to exercise remedies and enforce the Lien equally and ratably securing the new debentures.

The ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy and those limitations imposed by contract under the new indenture or other documents governing the Collateral.

Asset Sale Release

In the event of a sale or other disposition of Collateral in compliance with the new indenture, the liens securing the Collateral will automatically terminate with respect to the assets sold on the day of such sale and with respect to the Net Cash Proceeds, at the close of business on the business day before the Net Cash Proceeds are applied pursuant to the indenture and upon satisfaction of the conditions set forth below. PMA Capital Corporation has the right to obtain an automatic release of items of Collateral (the “Released Interest”) securing the new debentures subject to the provisions of “—Covenants—Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries” upon compliance with the condition that PMA Capital Corporation delivers to the new trustee the following:

(1) a notice from PMA Capital Corporation requesting the release of the Released Interests:

(a) describing the proposed Released Interest;

(b) stating that the purchase price received is at least equal to the fair market value of the Released Interest; and

(c) in the event that any assets other than cash or Cash Equivalents comprise a portion of the consideration received in such Asset Sale, specifically describing such assets;

(2) an officers’ certificate stating that:

(a) (i) the stated fair market value of such Asset Sale of Collateral does not include the sale of assets other than the Released Interest and (ii) such Asset Sale complies with the terms and conditions of the new indenture with respect to Asset Sales;

(b) all Net Cash Proceeds from the sale of the Released Interest will be applied pursuant to the provisions of the new indenture;

(c) all conditions precedent in the new indenture relating to the release in question have been complied with; and

(d) no Default or Event of Default has occurred or would occur immediately prior to or immediately after such release;

(3) any consideration from the Asset Sale has been pledged to secure the new debentures in a manner that creates a perfected security interest therein of the same priority as the Collateral sold;

(4) all documentation necessary to evidence the grant to the Collateral Agent, on behalf of the holders of the new debentures a security interest in and Lien (of the same priority as the Lien on the assets subject to the Asset Sale) on all consideration received in such Asset Sale, if any; and

(5) all documentation required by the Trust Indenture Act prior to the release of Collateral by the trustee.

Premium Payable in Stock at Option of Holder

Any premium (the portion of the consideration payable in excess of par) payable to a holder of the new debentures in connection with any repurchase or redemption of such holder’s new debentures on or before June 30, 2009 will be paid in cash or shares of our Class A common stock, valued at $8.00 per share, subject to adjustment consistent with the provisions described under “—Conversion—Conversion Rate Adjustments”, at the election of such holder. In lieu of issuing any fractional shares of our Class A common stock, holders of the new debentures electing to be paid in shares of our Class A common stock will receive cash for such fractional shares. In the event any premium payable to a holder of the new debentures in connection with any repurchase or redemption is paid in shares of our Class A common stock, we will, to the extent applicable, comply with the tender offer rules and all other applicable laws.

Optional Redemption by Us

From October 1, 2008, we may redeem the new debentures for cash at any time as a whole, or from time to time in part, at the redemption price of 114% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of new debentures. New debentures or portions of new debentures called for redemption are convertible by the holder until the close of business on the second business day prior to the redemption date.

If we do not redeem all of the new debentures, the trustee will select the new debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any new debentures are to be redeemed in part only, we will issue a new debenture or new debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s new debentures is selected for partial redemption and the holder converts a portion of its new debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of New Debentures at the Option of Holders

Optional Put

On June 30, 2009, holders of the new debentures may require us to repurchase any outstanding new debentures for which the holder has properly delivered and not withdrawn a written repurchase notice at a purchase price equal to 114% of the principal amount of those new debentures plus accrued and unpaid interest, if any, to the repurchase date, payable in cash. Holders may submit their new debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

We are required to give notice at least 30 business days prior to the repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their new debentures as described below.

The repurchase notice given by each holder electing to require us to repurchase new debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

•	the certificate numbers of the holders’ new debentures to be delivered for repurchase;

•	the portion of the principal amount of new debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the new debentures are to be repurchased by us pursuant to the applicable provisions of the new debentures.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent on the third business day prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of new debentures being withdrawn;

•	the certificate numbers of the new debentures being withdrawn; and

•	the principal amount, if any, of the new debentures that remain subject to the repurchase notice.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for new debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the new debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the new debentures to be paid promptly following the later of the repurchase date or the time of delivery of the new debentures, together with such endorsements.

If the paying agent holds money sufficient to pay the purchase price of the new debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the new indenture, then, immediately after the repurchase date, the new debentures will cease to be outstanding and interest, if any, on the new debentures will cease to accrue, whether or not the new debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the new debentures.

Our ability to repurchase new debentures for cash may be limited by restrictions on the ability of PMA to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the new debentures that might be delivered by holders of new debentures seeking to exercise the repurchase right.

Change of Control Put

If a change of control occurs, each holder will have the right to require us to repurchase its new debentures not previously called for redemption, or any portion of those new debentures that is equal to $1,000 in principal amount or integral multiples thereof, at the purchase prices set forth below plus accrued and unpaid interest, if any, to the repurchase date, payable in cash.

Repurchase Date	Purchase Price as Percentage of Principal
From the date of issuance to September 30, 2005	101%
From October 1, 2005 to September 30, 2006	103%
From October 1, 2006 to September 30, 2007	106%
From October 1, 2007 to September 30, 2008	110%
From October 1, 2008 to June 30, 2009	114%
From July 1, 2009 to September 30, 2022	101%

Notwithstanding the foregoing, we may be required to offer to repurchase any of our other senior debt on a pro rata basis with the new debentures, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

Within 30 days after the occurrence of a change of control, we are required to give each holder notice of the occurrence of the change of control and of its resulting repurchase right. The repurchase date will be 30 days after the date on which we give notice of a change of control. To exercise the repurchase right, the holder must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of its exercise of its repurchase right, together with the new debentures with respect to which the right is being exercised. The holder may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

A “change of control” will be deemed to have occurred at such time after the original issuance of the new debentures when any of the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of our total Voting Stock, other than any acquisition by any of our subsidiaries or any of our employee benefit plans; or

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors, whose nomination for election by the shareholders of PMA was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of our Class A common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the new debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase new debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

If the paying agent holds money sufficient to pay the purchase price of the new debentures which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the new indenture, then, immediately after the repurchase date, those new debentures will cease to be outstanding and interest, if any, on the new debentures will cease to accrue, whether or not the new debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the new debentures.

The foregoing provisions would not necessarily protect holders of the new debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the new debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase new debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the new debentures for cash may be limited by restrictions on the ability of PMA to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the new debentures that might be delivered by holders of new debentures seeking to exercise the repurchase right.

The change of control purchase feature of the new debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our Class A common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the change of control purchase feature is a standard term contained in securities similar to the new debentures.

Asset Sale Put

From the date of issuance of the new debentures, if a permitted sale of the Capital Stock of our subsidiaries is made pursuant to the provisions of “—Covenants—Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries”, each holder of the new debentures will have the right to require us to repurchase its new debentures with the Net Cash Proceeds realized from such sale at a purchase price equal to the purchase prices set forth below plus accrued and unpaid interest, if any, on those new debentures to the repurchase date. If the aggregate purchase price of the new debentures tendered (as described above), together with our other senior secured convertible debentures due 2022 to be issued under the indenture, exceeds such Net Cash Proceeds, we will select the new debentures together with our other senior secured convertible debentures due 2022 to be issued under the indenture to be purchased on a pro rata basis but in round denominations of $1,000 principal amount or multiples thereof.

Repurchase Date	Purchase Price as Percentage of Principal
From the date of issuance to September 30, 2005	101%
From October 1, 2005 to September 30, 2006	103%
From October 1, 2006 to September 30, 2007	106%
From October 1, 2007 to September 30, 2008	110%
From October 1, 2008 to June 30, 2009	114%
From July 1, 2009 to September 30, 2022	100%

We are required to give notice no later than five days after the occurrence of an asset sale referred to above and at least 20 business days prior to the repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their new debentures as described below.

The repurchase notice given by each holder electing to require us to repurchase new debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

•	the certificate numbers of the holders’ new debentures to be delivered for repurchase;

•	the portion of the principal amount of new debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the new debentures are to be repurchased by us pursuant to the applicable provisions of the new debentures.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent on the third business day prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of new debentures being withdrawn;

•	the certificate numbers of the new debentures being withdrawn; and

•	the principal amount, if any, of the new debentures that remain subject to the repurchase notice.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for new debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the new debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the new debentures to be paid promptly following the later of the repurchase date or the time of delivery of the new debentures, together with such endorsements.

If the paying agent holds money sufficient to pay the purchase price of the new debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the new indenture, then, immediately after the repurchase date, the new debentures will cease to be outstanding and interest, if any, on the new debentures will cease to accrue, whether or not the new debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the new debentures.

Mandatory Redemption with Extraordinary Dividends

From January 1, 2006 to December 31, 2006, in the event we receive any “extraordinary dividends” from any of our subsidiaries, we will be required to redeem, in the aggregate, up to $35 million principal amount of the new debentures plus our other senior secured convertible debentures due 2022 to be issued under the indenture with 50% of those dividends at 110% of the principal amount of the new debentures plus accrued and unpaid interest, if any, to the redemption date. Extraordinary dividends are any dividends that are in excess of ordinary dividends that require the prior approval of the Pennsylvania Insurance Department.

We will give notice no later than five days after the receipt by us of an “extraordinary dividend” referred to above, which will specify the date of redemption, which shall be no less than 20 business days from the date of the “extraordinary dividend” or more than 45 business days from the date of the “extraordinary dividend,” and provide for the election by each holder of the payment of the premium in cash or shares of our Class A common stock, by mail to holders of new debentures. New debentures or portions of new debentures called for redemption are convertible by the holder until the close of business on the second business day prior to the redemption date.

If we do not redeem all of the new debentures, the trustee will select the new debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof on a pro rata basis. If any new debentures are to be redeemed in part only, we will issue a new debenture or new debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s new debentures is selected for partial redemption and the holder converts a portion of its new debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Covenants

All covenants, except for the covenants described under “—Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries” and “—Merger, Consolidation and Sale of Assets,” will terminate on July 1, 2009.

Limitation on Liens on Capital Stock of Restricted Subsidiaries

PMA Capital Corporation will not, and it will not permit any Restricted Subsidiary to, at any time directly or indirectly create, assume, incur or permit to exist any Indebtedness secured by a Lien on the Capital Stock of any Restricted Subsidiary without making effective provision whereby the new debentures and the $57,500,000 aggregate principal amount 8.50% Monthly Income Senior Notes due 2018 shall be secured by a first Lien on such Capital Stock, which is senior and prior to such Lien securing such other Indebtedness so long as such other Indebtedness shall be secured.

Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries

PMA Capital Corporation will not issue, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary, except to a Wholly Owned Restricted Subsidiary, nor will it permit any Restricted Subsidiary to issue (other than to PMA Capital Corporation or to a Wholly Owned Restricted Subsidiary) any Capital Stock (other than directors’ qualifying shares) of a Restricted Subsidiary if, after giving effect to any such transaction, such Subsidiary would not continue to be a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, (i) PMA Capital Corporation may merge or consolidate any Restricted Subsidiary into or with another Restricted Subsidiary and (ii) PMA Capital Corporation may, subject to the provisions of “—Covenants —Merger, Consolidation and Sale of Assets”, sell, lease, transfer or otherwise dispose of the entire Capital Stock of a Restricted Subsidiary at one time for at least fair market value consideration, as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith and supported by an opinion as to fairness from a financial point of view by an Independent Financial Advisor of recognized standing, so long as (A) the Net Cash Proceeds received by PMA Capital Corporation (or its Restricted Subsidiaries, as the case may be) from such issue, sale, lease, transfer or other disposition are applied in accordance with provisions described under “—Repurchase of New Debentures at the Option of Holders—Asset Sale Put” and (B) the new debentures, our other senior secured convertible debentures due 2022 to be issued under the indenture and the 8.50% Monthly Income Senior Notes due 2018 shall thereafter be secured by a first Lien on any Collateral, which is senior and prior to any Lien on such Collateral securing any other Indebtedness of PMA Capital Corporation or any Restricted Subsidiary.

Limitation on Restricted Payments

PMA Capital Corporation will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of PMA Capital Corporation) on or in respect of shares of PMA Capital Corporation’s Capital Stock to holders of such Capital Stock (other than to PMA Capital Corporation or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of PMA Capital Corporation or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than any Indebtedness convertible into Capital Stock of PMA Capital Corporation), excluding any such shares of Capital Stock, warrants, rights or options owned by PMA Capital Corporation or any Restricted Subsidiary;

(3) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the new debentures; or

(4) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2) (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto and to the incurrence of any Indebtedness incurred to finance such Restricted Payment,

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) (x) the Ratio Test is not met; (y) the ratio of policyholders’ surplus to ACL RBC for each of the Insurance Subsidiaries for the last reported fiscal quarter is less than 250%; or (z) the ratio of combined policyholders surplus of all of the Insurance Subsidiaries to consolidated long-term Indebtedness of PMA Capital Corporation is less than 2.0:1.0; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of PMA Capital Corporation) shall exceed the sum of:

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of PMA Capital Corporation earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(b) 100% of the aggregate Net Cash Proceeds received by PMA Capital Corporation from any Person (other than a Subsidiary of PMA Capital Corporation) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of PMA Capital Corporation or warrants, options or other rights to acquire Qualified Capital Stock of PMA Capital Corporation (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(c) without duplication of any amounts included in clause (b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by PMA Capital Corporation from a holder of PMA Capital Corporation’s Capital Stock (excluding, in the case of clauses (iii)(b) and (c), any Net Cash Proceeds from an Equity Offering to the extent used to redeem the new debentures in compliance with the provisions set forth under the last paragraph of “—Optional Redemption by Us”); plus

(d) 100% of the proceeds of any Indebtedness of PMA Capital Corporation or any Restricted Subsidiary incurred after the Issue Date that has been converted into or exchanged for Qualified Capital Stock of PMA Capital Corporation; plus

(e) without duplication, the sum of:

(1) the aggregate amount returned in cash to PMA Capital Corporation on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by PMA Capital Corporation from the disposition of all or any portion of such Investments (other than to a Subsidiary); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit (provided that with respect to clause (2) or (5) below no Default or Event of Default shall have occurred and be continuing):

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the redemption, repurchase or retirement or other acquisition of any shares of Capital Stock of PMA Capital Corporation or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of PMA Capital Corporation or (ii) through the application of the Net Cash Proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of shares of Qualified Capital Stock of PMA Capital Corporation;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of PMA Capital Corporation which is subordinate in right of payment to the new debentures (“Repurchased Subordinated Indebtedness”) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness; provided, however, that:

(i) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Repurchased Subordinated Indebtedness;

(ii) such Indebtedness has an Average Life at the time it is Incurred that is equal to or greater than the Average Life of the Repurchased Subordinated Indebtedness; and

(iii) such Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance cost) under the Repurchased Subordinated Indebtedness.

(4) the deemed repurchase of Capital Stock of PMA Capital Corporation or any Restricted Subsidiary upon the exercise of stock options;

(5) pro rata dividends or other distributions made by a Restricted Subsidiary to minority holders of equity interests in such Restricted Subsidiary; and

(6) other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(ii) and (6) shall be included in such calculation.

Under GAAP, Consolidated Net Income is not reduced by unrealized losses or increased by unrealized gains.

Merger, Consolidation and Sale of Assets

PMA Capital Corporation will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person or continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of PMA Capital Corporation to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of PMA Capital Corporation’s assets (determined on a consolidated basis for PMA Capital Corporation and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person or PMA Capital Corporation after a continuation unless:

(1) either:

(a) PMA Capital Corporation shall be the surviving or continuing corporation; or

(b) the Person (if other than PMA Capital Corporation) formed by such consolidation or into which PMA Capital Corporation is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of PMA Capital Corporation and its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall promptly thereafter become a co-issuer of the new debentures pursuant to a supplemental indenture; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the new debentures and the performance of every covenant of the new debentures and, the new indenture on the part of PMA Capital Corporation to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), PMA Capital Corporation or such Surviving Entity, as the case may be, shall meet the Ratio Test;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) PMA Capital Corporation or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the new indenture and that all conditions precedent in the new indenture relating to such transaction have been satisfied.

Notwithstanding clause (2) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate or combine with, merge into or transfer all or part of its properties and assets to PMA Capital Corporation or another Wholly Owned Restricted Subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of PMA Capital Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of PMA Capital Corporation.

The new indenture provides that upon any consolidation, combination or merger or any transfer (other than a lease) of all or substantially all of the assets of PMA Capital Corporation in accordance with the foregoing in which PMA Capital Corporation is not the continuing corporation, the successor Person formed by such consolidation or into which PMA Capital Corporation is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, PMA Capital Corporation under the new indenture and the new debentures.

Limitations on Transactions with Affiliates

PMA Capital Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an Affiliate Transaction ), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate Transactions on terms that are on the whole no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of PMA Capital Corporation or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors (and by a majority of the Disinterested Directors) of PMA Capital Corporation or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If PMA Capital Corporation or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $15.0 million, PMA Capital Corporation or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to PMA Capital Corporation or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

The restrictions set forth in the first two paragraphs of this covenant shall not apply to:

(1) reasonable fees, compensation benefits and incentives paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation as determined in good faith by PMA Capital Corporation’s Board of Directors or senior management;

(2) transactions exclusively between or among PMA Capital Corporation and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, so long as such transactions are not otherwise prohibited by the new indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) that is described in this exchange offer prospectus, or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

(4) Restricted Payments permitted by the “Limitation on Restricted Payments” covenant;

(5) customary stockholders and registration rights agreements among PMA Capital Corporation or any Restricted Subsidiary and the stockholders thereof; and

(6) ordinary course insurance or reinsurance contracts or other agreements with respect to the provision of services (a) requiring approval of any governmental or regulatory insurance agency that are so approved by such agency (and on the terms so approved), or (b) requiring the passage of time to have occurred without disapproval of any governmental or regulatory insurance agency for which the required time has passed (and on the terms presented to such agency).

Limitation on Incurrence of Additional Indebtedness

PMA Capital Corporation shall not create, incur, assume, guarantee, acquire or become liable for (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness), unless the Ratio Test is met on a pro forma basis for such incurrence or the ratio of consolidated debt to total capitalization of PMA Capital Corporation as of the end of the last reported fiscal quarter of PMA Capital Corporation, on a pro forma basis giving effect to such incurrence, is less than 35%.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness issued under the new indenture in an aggregate principal amount not to exceed $101.25 million;

(2) other Indebtedness outstanding on the date of issuance of the new debentures;

(3) interest swap obligations; provided, however, that the notional principal amount of such interest swap obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such interest swap obligation relates;

(4) Indebtedness under currency agreements; provided that in the case of currency agreements which relate to Indebtedness, such currency agreements do not increase the Indebtedness of PMA Capital Corporation outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(5) Indebtedness of PMA Capital Corporation to a Wholly Owned Restricted Subsidiary of PMA Capital Corporation for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of PMA Capital Corporation or the holder of a Lien permitted under this Indenture, in each case subject to no Lien other than a Lien permitted under this Indenture; provided that (a) any Indebtedness of PMA Capital Corporation to any Wholly Owned Restricted Subsidiary of PMA Capital Corporation is unsecured and subordinated, pursuant to a written agreement, to PMA Capital Corporation’s obligations under this Indenture and the new debentures and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of PMA Capital Corporation or the holder of a Lien permitted under this Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by PMA Capital Corporation;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(7) Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, letters of credit issued to secure claim obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(8) Indebtedness represented by Capital Lease Obligations and purchase money indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $15 million at any one time outstanding;

(9) Refinancing Indebtedness (defined below);

(10) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets; and

(11) Indebtedness of PMA Capital Corporation to the extent the proceeds are used to pay interest on the new debentures substantially concurrently with the incurrence thereof.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above, PMA Capital Corporation may, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant.

“Refinancing Indebtedness” means any refinancing of indebtedness incurred in accordance with this covenant, in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by such Person in connection with such refinancing); or

(2) create Indebtedness with: (a) an Average Life that is less than the Average Life of the Indebtedness being refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced; provided that if such Indebtedness being refinanced is subordinated or junior to the new debentures, then such Refinancing Indebtedness shall be subordinated or junior to the new debentures at least to the same extent and in the same manner as the Indebtedness being refinanced.

Prohibited Activities

PMA Capital Corporation will not conduct any business other than as a holding company.

Certain Definitions

The following is a summary of certain defined terms used in the new indenture. Reference is made to the new indenture for the full definition of all such terms and for the definitions of capitalized terms used in this exchange offer prospectus and not defined below.

“ACL RBC” means “authorized control level risk based capital” as then defined and calculated in accordance with the Risk Based Capital (RBC) for Insurers Model Act of the National Association of Insurance Commissioners.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of PMA Capital Corporation or at the time it merges or consolidates with or into PMA Capital Corporation or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of PMA Capital Corporation or such acquisition, merger or consolidation.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Acquisition” means (1) an Investment by PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation in any other Person pursuant to which such Person shall become a Restricted Subsidiary of PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation, or shall be merged with or into PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation, or (2) the acquisition by PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation of the assets of any Person (other than a Restricted Subsidiary of PMA Capital Corporation) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing: (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership or limited liability company interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(3) investments in demand accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (3) above; and

(5) investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (5) above.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (which, for greater clarity, excludes interest on funds held under reinsurance contracts), including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Rate Hedging Agreements; (c) all capitalized interest; (d) the interest portion of any deferred payment obligation; and (e) imputed interest with respect to Attributable Debt; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax items classified as extraordinary gains or losses;

(2) solely for purposes of the covenant entitled “Limitation on Restricted Payments,” the net income of any Person prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(3) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash (or to the extent immediately converted to cash) dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and

(5) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Currency Hedge Obligations” means, at any time as to PMA Capital Corporation and its Restricted Subsidiaries, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s or any of its Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.

“Disinterested Director” means, with respect to an Affiliate Transaction or series of related Affiliate Transactions, a member of the Board of Directors of PMA Capital Corporation who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions.

“Disqualified Capital Stock” means any Capital Stock of PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

“Distributable Amount” means, with respect to PMA Capital Corporation at the last day of any fiscal quarter, (a) the maximum amount of cash that the then Insurance Subsidiaries could have distributed directly to PMA Capital Corporation as a dividend, distribution, repayment of intercompany indebtedness or payment of interest thereon as of such date (calculated as if such date were the relevant test date for determining compliance with applicable Insurance Laws) without prior governmental approval (or any required passage of time in nondisapproval states) and which is not prohibited, directly or indirectly, by the terms of any charter or any agreement, instrument, judgment, decree, order, writ, injunction, certificate, statute, rule, law, code, ordinance or government regulation applicable to such Insurance Subsidiaries unless any such restriction has been legally waived, plus (b) the amount of any dividend, distribution, repayment of intercompany indebtedness or payment of interest thereon paid during the four fiscal quarters coming immediately prior to the date of determination by the Insurance Subsidiaries to PMA Capital Corporation to the extent that such dividend, distribution, repayment of intercompany indebtedness or payment of interest thereon reduces the amount described in clause (a) that could be distributed at the date of determination; provided that in making any determination of the Distributable Amount to Consolidated Fixed Charges Coverage Ratio, any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any amount which such Restricted Subsidiary could have distributed to such Person as a dividend to such Person that is attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the four fiscal quarters occurring immediately prior to the date of testing) occurring during the four quarter period immediately prior to the date of such testing, shall be given effect to as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period.

“Distributable Amount to Consolidated Fixed Charge Coverage Ratio” means, at any time, the ratio of the Distributable Amount on the last day of the most recently ended fiscal quarter for which financial statements are available to Consolidated Fixed Charges of PMA Capital Corporation during the four full fiscal quarters (the “Four Quarter Period”) ending prior to such time for which financial statements are available. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

For purposes of this definition, Transaction Date means the date of the incurrence, repayment, asset sale, disposition or Asset Acquisition, as applicable, giving rise to the need to calculate the Distributable Amount to Consolidated Fixed Charge Coverage Ratio.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Hedging Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Equity Offering” means any underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of PMA Capital Corporation pursuant to a registration statement filed pursuant to the Securities Act of 1933 or any private placement of Capital Stock (other than Disqualified Capital Stock) of PMA Capital Corporation (other than to any Person who, prior to such private placement, was an Affiliate of PMA Capital Corporation) which offering or placement is consummated after the Issue Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC hereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

“Holder” means a Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee or otherwise become liable for.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person

(1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(2) evidenced by bonds, new debentures, debentures or similar instruments,

(3) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or accrued expenses arising in the ordinary course of business),

(4) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks,

(5) for the payment of money relating to a Capitalized Lease Obligation and Attributable Indebtedness of such Person, or

(6) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(b) all net obligations of such Person in respect of Currency Hedge Obligations and Interest Rate Hedging Agreements;

(c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability;

(d) in respect of Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(1) the full amount of such obligations so secured, and

(2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board;

(e) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Capital Stock;

(f) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of PMA Capital Corporation’s Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is PMA Capital Corporation, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by PMA Capital Corporation or any of its Restricted Subsidiaries); and

(g) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e) or (f) or this clause (g), whether or not between or among the same parties.

“Independent Financial Advisor” means a firm (which may be a broker-dealer): (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in PMA Capital Corporation or any of its Affiliates (other than ownership of less than 5% of any class of publicly traded securities of PMA Capital Corporation or any of its Affiliates); and (2) which is otherwise independent of PMA Capital Corporation and qualified to perform the task for which it is to be engaged.

“Insurance Law” means any applicable law, statute, rule, regulation, judgment or agreement with any regulatory authority that regulates the provision of insurance or reinsurance.

“Insurance Subsidiary” means any Subsidiary of PMA Capital Corporation that is regulated as an insurance company under applicable Insurance Laws or as an equivalent entity under corresponding applicable foreign law or regulation, or otherwise holds itself out as a provider of insurance or reinsurance.

“Interest Rate Hedging Agreements” means, with respect to PMA Capital Corporation and its Restricted Subsidiaries, the obligations of such Persons under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect any such Person or any of its Subsidiaries against fluctuations in interest rates.

“Invested Assets” means, with respect to any Person that is an insurance company that files statutory financial statements with any governmental authority, the amount to be shown on the line item “Cash and Invested Assets” (or any equivalent line item(s) setting forth the type of assets that would be reflected in the line item “Cash and Invested Assets” on the Issue Date) on such insurance company’s balance sheet included in its most recent statutory financial statements filed with such governmental authority.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that endorsements of negotiable instruments and documents in the ordinary course of business shall not be deemed to be an Investment.

For purposes of “—Covenants—Limitation on Restricted Payments”:

(1) “Investment” will include the portion (proportionate to PMA Capital Corporation’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of PMA Capital Corporation at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, PMA Capital Corporation will be deemed to continue to have a permanent

“Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) PMA Capital Corporation’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to PMA Capital Corporation’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the board of directors of PMA Capital Corporation in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of PMA Capital Corporation.

If PMA Capital Corporation or any Restricted Subsidiary of PMA Capital Corporation sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of PMA Capital Corporation such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of PMA Capital Corporation, PMA Capital Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the board of directors of PMA Capital Corporation in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Issue Date” means the date on which the new debentures are originally issued.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

“Maturity Date” means September 30, 2022.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, as and when received.

“Permitted Investments means:

(1) Investments by PMA Capital Corporation or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary or that will merge or consolidate into PMA Capital Corporation or a Wholly Owned Restricted Subsidiary of PMA Capital Corporation;

(2) Investments in PMA Capital Corporation by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to PMA Capital Corporation’s obligations under the new debentures and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of PMA Capital Corporation and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.0 million at any one time outstanding;

(5) Currency Hedge Obligations and Interest Rate Hedging Agreements entered into in the ordinary course of PMA Capital Corporation’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments the payment for which is solely Qualified Capital Stock of PMA Capital Corporation;

(8) Investments by any Insurance Subsidiary constituting Invested Assets and made in compliance with Insurance Laws, including Investments determined subsequent to acquisition not to comply with applicable Insurance Laws so long as such noncompliance is cured within 30 days of the chief investment officer of PMA Capital Corporation or the applicable Subsidiary becoming aware of such noncompliance; provided that (a) no more than 15% of Invested Assets may be in persons that are Affiliates of PMA Capital Corporation and (b) if, as a result of any direct or indirect action by PMA Capital Corporation such Person becomes an Affiliate of PMA Capital Corporation then any such Investment in such Person pursuant to this clause (10) that was made prior to the date such Person became an Affiliate of PMA Capital Corporation shall be deemed to have been made on the date and immediately after such Person became an Affiliate of PMA Capital Corporation;

(9) any Investment that replaces, refinances or refunds an Investment existing on the Issue Date, provided that such Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded; and

(10) other Investments not to exceed $10.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Preferred Stock” of any Person means any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Ratio Test” means the Distributable Amount to Consolidated Fixed Charge Coverage Ratio of PMA Capital Corporation is greater than 2.0:1.0.

“Reference Period” means, with respect to any Person, the period of four consecutive fiscal quarters ending with the last full fiscal quarter for which financial information is available immediately preceding any date upon which any determination is to be made pursuant to the terms of either Indenture or the related New debentures.

“Restricted Subsidiary” means any Subsidiary of PMA Capital Corporation that at the time of determination is not an Unrestricted Subsidiary.

“Significant Subsidiary” means a subsidiary, including its subsidiaries, which meets any of the following conditions (in each case determined in accordance with accounting principles generally accepted in the United States of America):

•	Our and our other subsidiaries’ investment in and advances to the subsidiary exceed 10% of our total assets and the total assets of our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10% of our total assets and the total assets of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Our and our other subsidiaries’ equity interest in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceed 10% of our income and the income of our subsidiaries consolidated for the most recently completed fiscal year.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of such Indebtedness is due and payable, including pursuant to any mandatory redemption (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means any subsidiary of PMA Capital Corporation. A “subsidiary” of any Person means:

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,

(2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 20 percent of the assets of such partnership upon its dissolution, or

(3) any other Person (other than a corporation or partnership) which is controlled, directly or indirectly, by such Person or in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, PMA Capital Corporation or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) PMA Capital Corporation certifies to the Trustee that such designation complies with the Limitation on Restricted Payments covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of PMA Capital Corporation or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of PMA Capital Corporation at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of PMA Capital Corporation and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of PMA Capital Corporation, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the Limitation on Restricted Payments covenant. As of the Issue Date, there are no Unrestricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Ratio Test shall be met; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of PMA Capital Corporation shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution of PMA Capital Corporation giving effect to such designation and an officers certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person means any class or classes of Capital Stock which entitle the holders thereof under ordinary circumstances to elect at least a majority of the Board of Directors of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all of the Capital Stock of which (other than directors’ qualifying shares) is owned, directly or indirectly, by PMA Capital Corporation or one or more Subsidiaries of which all the outstanding Voting Stock is owned by PMA Capital Corporation or by any of its Wholly Owned Restricted Subsidiaries.

Conversion Rights

General

Holders may convert any outstanding new debentures into our Class A common stock at any time, initially at a conversion rate of 61.0948 shares per $1,000 principal amount of the new debentures (equal to an initial conversion price of $16.368). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of Class A common stock upon conversion of the new debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price of our Class A common stock on the business day immediately preceding the conversion date. Holders may convert new debentures only in denominations of $1,000 principal amount and integral multiples thereof.

If a holder exercises its right to require us to repurchase its new debentures as described under “—Repurchase of New Debentures at the Option of Holders,” such holder may convert its new debentures into our Class A common stock only if it withdraws its repurchase, change of control repurchase notice or asset sale repurchase notice and convert its new debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

If we are a party to a consolidation, merger or binding share exchange pursuant to which our Class A common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a new debenture into Class A common stock will be changed into a right to convert the new debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such new debentures immediately prior to the transaction. If the transaction also constitutes a “change of control,” as defined below, the holder can require us to repurchase all or a portion of its new debentures as described under “—Repurchase of New Debentures at the Option of Holders—Change of Control Put.”

Payment Upon Conversion

Upon conversion, we may choose to deliver, in lieu of our Class A common stock, cash or a combination of cash and shares of our Class A common stock as described below.

Conversion Prior to Notice of Redemption or Maturity. If we choose to satisfy all or any portion of our obligation (the “conversion obligation”) at any time other than upon notice of redemption or at maturity in cash, we will notify the holder through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as a percentage of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of the holder’s notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares of Class A common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (“conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of Class A common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares of Class A common stock, we will deliver to the holder a number of shares of Class A common stock equal to (i) the aggregate principal amount of new debentures to be converted divided by 1,000 multiplied by (ii) the conversion rate.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of new debentures to be converted divided by 1,000 multiplied by (ii) the conversion rate, and

•	the average sale prices of our shares of Class A common stock during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to the holder such cash amount (“cash amount”) and a number of shares equal to the excess, if any, of the number of shares of Class A common stock calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the pro rated portion of the cash amount for such day divided by (y) the sale price of our Class A common stock on such day.

If a holder exercises its right to require us to repurchase its new debentures as described under “—Repurchase of New Debentures at the Option of Holders,” such holder may convert its new debentures as provided above only if it withdraws its repurchase, change of control repurchase notice or asset sale repurchase notice and converts its new debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion Upon Notice of Redemption or Maturity. If we choose to satisfy all or any portion of the conversion obligation upon notice of redemption or at maturity in cash, we will notify the holder through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as a percentage of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is 20 days prior to maturity or redemption. Settlement amounts will be computed in the same manner as set forth above under “Conversion Prior to Notice of Redemption or Maturity” except that the “cash settlement averaging period” shall be the 20-day trading day period beginning on the day after the maturity date or redemption date as the case may be. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

Conversion Procedures

By delivering to the holder the number of shares issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the new debentures. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those new debentures, notwithstanding the conversion of new debentures prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a new debenture, that at the time the holder surrenders any new debentures for conversion, such holder must pay us an amount equal to the interest that has accrued and that will be paid on the new debentures being converted on the interest payment date. The preceding sentence does not apply to new debentures that are converted after being called by us for redemption after a record date for an interest payment date. If in such case prior to the redemption date the holder chooses to convert its new debentures, such holder will not be required to pay us at the time it surrenders its new debentures for conversion the amount of interest on the new debentures it will receive on the date that has been fixed for redemption.

Holders of the new debentures are not required to pay any taxes or duties relating to the issuance or delivery of our Class A common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Class A common stock in a name other than the name of the holder of the new debenture. Certificates representing shares of Class A common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

To convert interests in a global new debenture, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive new debenture, the holder must:

•	complete the conversion notice on the back of the new debenture (or a facsimile thereof);

•	deliver the completed conversion notice and the new debenture to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest, on the new debenture to be converted to which the holder is not entitled, as described in the second preceding paragraph; and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The new debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of Class A common stock into which the new debentures are converted (and cash in lieu of any fractional shares) will be delivered to the holder as soon as practicable on or after the conversion date.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occur:

(1) we issue Class A common stock as a dividend or distribution to all holders of our Class A common stock;

(2) we issue to all holders of our Class A common stock certain rights or warrants to purchase our Class A common stock or securities convertible into or exchangeable or exercisable for our Class A common stock at less than the sale price of our Class A common stock at the time of announcement of such issuance;

(3) we subdivide or combine our Class A common stock;

(4) we distribute to all holders of our Class A common stock shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	rights or warrants listed in (2) above;

•	dividends or distributions listed in (1) above;

•	dividends and distributions in connection with any reclassification, consolidation, merger, exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph; and

•	any dividends or distributions paid exclusively in cash;

(5) we make distributions consisting exclusively of cash to all holders of our Class A common stock to the extent that those distributions, combined with:

•	all other cash distributions made within the preceding 12 months for which no adjustment has been made, plus

•	any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our Class A common stock expiring with the preceding 12 months for which no adjustment has been made exceeds 10% of our market capitalization on the record date for that distribution; our “market capitalization,” as of any date, is the product of the sale price of our Class A common stock on such date times the number of shares of our Class A common stock then outstanding; or

(6) we or one of our subsidiaries make purchases of our Class A common stock pursuant to a tender offer or exchange offer for our Class A common stock to the extent such purchases involve an aggregate consideration that, together with:

•	any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our Class A common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

•	the aggregate amount of any all-cash distributions referred to in (5) above to all holders of our Class A common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made exceeds 10% of our market capitalization on the expiration of the tender offer.

To the extent that we have a rights plan in effect upon conversion of the new debentures into Class A common stock, the holder will receive, in addition to the Class A common stock, the rights under the rights plan whether or not the rights have separated from the Class A common stock at the time of conversion, subject to limited exceptions.

We will not make any adjustment if holders of new debentures may participate in the transactions described above or in certain other cases. In cases:

•	where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of Class A common stock and are distributed to securityholders equals or exceeds the average sale price of the Class A common stock over a specified period; or

•	in which the average sale price of the Class A common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00;

rather than being entitled to an adjustment in the conversion price, the holder of a new debenture will be entitled to receive upon conversion, in addition to the shares of Class A common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its new debentures immediately prior to the record date for determining the shareholders entitled to receive the distribution.

In the event of:

•	any reclassification of our Class A common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in which holders of Class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class A common stock, upon conversion of new debentures, the holder will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the new debentures into our Class A common stock immediately prior to any of these events.

In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our Class A common stock, in each case over a measurement period following the distribution.

In the event we elect to make a distribution described in (2) or (4) above, which, in the case of (4) above, has a per share value equal to more than 10% of the sale price of our shares of Class A common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under “—Conversion Upon Specified Corporate Transactions,” or if the new debentures are otherwise convertible, we will be required to give notice to the holders of new debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the new debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a new debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

Holders may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of Class A common stock or in certain other situations requiring a conversion rate adjustment. See “Material U.S. Federal Income Tax and Estate Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Constructive Dividend.”

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Class A common stock resulting from any stock distribution.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our Class A common stock or convertible or exchangeable securities or rights to purchase our Class A common stock or convertible or exchangeable securities.

Payment at Maturity

At maturity, each holder of $1,000 principal amount of the new debentures shall be entitled to receive $1,000, and accrued and unpaid interest, if any.

Events of Default

Each of the following events will constitute an event of default with respect to the new debentures, whatever the reason for such event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body following the expiration of any applicable grace and cure period:

(1) default in the payment of any interest on the new debentures, when such interest becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment (including any premiums payable in stock) of the principal of or any premium on the new debentures, when such principal or premium becomes due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

(3) default in the performance, or breach, of any covenant or warranty of ours contained in the new indenture for the benefit of the new debentures or in the new debentures, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in the new indenture;

(4) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of ours or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists or is hereafter created or incurred, happens and consists of any default under such indebtedness that (i) is caused by a failure to pay principal on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default, or (ii) results in the acceleration of such indebtedness prior to its express maturity, and, in each case; the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25,000,000 or more;

(5) we or any of our subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25,000,000 or more, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

(6) certain events in our or any of our significant subsidiaries bankruptcy, insolvency, rehabilitation or reorganization;

(7) default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

(8) default in our obligation to repurchase new debentures upon the occurrence of a change of control, an asset sale or exercise by a holder of its option to require us to repurchase such holder’s new debentures;

(9) default in our obligation to redeem new debentures after we have exercised our redemption option;

(10) a default in our obligations to maintain, preserve and protect the first priority Lien on our Significant Subsidiaries’ Capital Stock to be granted to the trustee under the new indenture;

(11) the Liens created by the new indenture shall at any time not constitute valid and perfected Liens on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required therein) in favor of the trustee for the new debentures free and clear of all other Liens, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the new indenture, the new indenture shall for whatever reason be terminated or cease to be in full force and effect; and

(12) failure of PMA Capital Corporation to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral required to be made by it.

If an event of default with respect to the new debentures, other than an event of default described in (6) of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding new debentures by written notice as provided in the new indenture may declare the principal amount of all outstanding new debentures to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the new indenture, the holders of a majority in aggregate principal amount of the new debentures may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (6) of the preceding paragraph will cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or any holder.

The new indenture provides that, if any event occurs which is, or after notice or lapse of time or both would become, an event of default with respect to the new debentures, the trustee will transmit, as and to the extent provided in the Trust Indenture Act, notice of such default to the holders of the new debentures unless such default has been cured or waived; provided, however, that, except in the case of a default in the payment of principal of or any premium on or any interest on or any additional amounts, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the new debentures; and provided, further, that in the case of any default of the character described in (3) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs.

If an event of default occurs and is continuing with respect to the new debentures, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the new debentures by all appropriate judicial and non-judicial proceedings, including, without limitation, enforcement of remedies against the security for the new debentures available to the trustee as a secured party under the uniform commercial code and other applicable law. In the event of a default, the trustee under the new indenture and the trustee under the indenture governing the 8.50% Monthly Income Senior Notes due 2018 each have the right to exercise remedies against the security for the equal and ratable benefit of the holders of the obligations under the respective indentures. The new indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the new indenture at the request or direction of any of the holders of the new debentures, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the new indenture, the holders of a majority in aggregate principal amount of the outstanding new debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series.

Our obligations under the new indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest, if any.

Modification and Waiver

We and the trustee may modify or amend the new indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding new debentures voting separately as a class; provided, however, that no such modification or amendment may, without the consent of the holder of each new debenture affected thereby,

•	change the stated maturity of, the principal of, or any premium or installment of interest on, or the date of redemption with respect to, the new debenture;

•	reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, the new debenture;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy;

•	change the redemption provisions of the new debentures or adversely affect the right of repayment at the option of any holder of the new debentures;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on the new debentures is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the new debentures or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

•	reduce the percentage in principal amount of the outstanding new debentures, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of the new debentures of the new indenture, modify any of the provisions in the new indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the new debentures except to increase any percentage vote required or to provide that other provisions of the new indenture cannot be modified or waived without the consent of the holder of each new debenture affected thereby;

•	make any change that adversely affects the right to convert or exchange any new debenture into or for our Class A common stock or other debt securities or other securities, cash or property in accordance with its terms;

•	reduce the redemption price or purchase price (including change of control purchase price, asset sale purchase price and the price payable upon exercise by a holder if its option to require us to repurchase such holder’s new debentures) on any new debenture;

•	impair or adversely affect the conversion rights or repurchase rights of any holder of new debentures;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any new debenture;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase options or the conversion rights of holders of the new debentures; or

•	modify any of the above provisions.

We and the trustee may modify or amend the new indenture and the new debentures of any series without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of all of the new debentures or to surrender any right or power conferred upon us by the new indenture;

•	provide for a successor trustee with respect to the new debentures;

•	cure any ambiguity or correct or supplement any provision in the new indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the new indenture which, in each case, will not adversely affect the interests of the holders of the new debentures;

•	add any additional events of default with respect to the new debentures;

•	provide additional security for the new debentures; or

•	provide for conversion or exchange rights of the holders of the new debentures.

The holders of at least a majority in aggregate principal amount of the new debentures may, on behalf of the holders of all of the new debentures, waive compliance by us with certain restrictive provisions of the new indenture. The holders of not less than a majority in aggregate principal amount of the outstanding new debentures may, on behalf of the holders of all new debentures, waive any past default and its consequences under the new indenture with respect to the new debentures, except a default:

•	in the payment of principal of, any premium or interest on the new debentures; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of each debt security of the new debentures.

Under the new indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the new indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

Calculations in Respect of New Debentures

We or our agents will be responsible for making all calculations called for under the new debentures. These calculations include, but are not limited to, determination of the market price of the new debentures and our Class A common stock. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of new debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

New York Law to Govern

The new indenture and the new debentures will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

Notices

We will mail notices and communications to the holder’s address shown on the register of the new debentures.

The Trustee, Paying Agent and Transfer Agent

U.S. Bank National Association is the trustee under the new indenture. The trustee and its affiliates also perform certain commercial banking and other services for us and may serve as trustee pursuant to other indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities, for which they receive customary fees. The trustee will be the paying agent and transfer agent for the new debentures.

Book-Entry Delivery and Settlement

We will issue the new debentures in the form of one or more permanent global new debentures in definitive, fully registered, book-entry form. The global new debentures will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.
•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of PMA, the dealer manager nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global new debenture with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global debenture.

•	Ownership of the new debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the new debentures represented by a global new debenture to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new debentures represented by a global new debenture to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global debenture, DTC or that nominee will be considered the sole owner or holder of the new debentures represented by that global new debenture for all purposes under the new indenture and under the new debentures. Except as described below, owners of beneficial interests in a global new debenture will not be entitled to have new debentures represented by that global new debenture registered in their names, will not receive or be entitled to receive physical delivery of certificated new debentures and will not be considered the owners or holders thereof under the new indenture or under the new debentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global new debenture must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of new debentures under the new indenture or the global debenture. Notwithstanding the foregoing, nothing in the new indenture will prevent PMA Capital Corporation, the trustee for the new debentures or any agent of PMA Capital Corporation or the trustee for the new debentures from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in a global new debenture.

The new indenture provides that if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the and a successor depositary is not appointed by us within 90 days of written notice;

•	we determine that the new debentures will no longer be represented by global securities and we execute and deliver to the trustee a company order to such effect; or

•	an event of default with respect to the new debentures has occurred and is continuing the global new debentures will be exchanged for new debentures in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive new debentures will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global new debentures.

Neither PMA nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new debentures by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new debentures.

Payments on the new debentures represented by the global new debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the new debentures represented by a global debenture, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global new debenture as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global new debenture held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the new debentures represented by the global new debenture will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

In addition to the existing debentures, our long-term debt currently consists of our 8.50% Monthly Income Senior Notes due June 15, 2018 (“Senior Notes”) and trust preferred debt. As of June 30, 2004, we had $57.5 million of Senior Notes outstanding and approximately $43.8 million of outstanding trust preferred debt.

8.50% Monthly Income Senior Notes due 2018

In June 2003, we issued $57.5 million of Senior Notes. Interest on the Senior Notes is payable on the 15th day of each month and at maturity. We may redeem the Senior Notes before they are due at a price equal to their principal amount plus interest accrued and unpaid to the date of redemption at any time, in whole or in part, on or after June 15, 2008. In general, the indenture governing the Senior Notes contains various covenants, including limitations on mergers and consolidations, restrictions as to the disposition of the stock of significant subsidiaries and limitations on liens on the stock of significant subsidiaries in specified circumstances. In particular, the indenture governing the Senior Notes, provides that, for the benefit of the holders of Senior Notes, that we will not, and we will cause our subsidiaries not to, create, assume, incur, or permit to exist any indebtedness secured by any lien on the capital stock of any significant subsidiary unless the Senior Notes (and, if we so elect, any other of our indebtedness that is not subordinate to the Senior Notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) shall be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured. Accordingly, the new debentures will be secured equally and ratably with our outstanding Senior Notes by a first lien on 20% of the outstanding capital stock of each of our principal operating subsidiaries and an additional pledge of capital stock of those subsidiaries under certain circumstances, but not the net cash proceeds of a permitted disposition of the capital stock.

Trust Preferred Debt

In May 2003, we issued $18.0 million (“Trust Preferred 1”) and $15.5 million (“Trust Preferred 2”) of 30-year floating rate subordinated debentures to two wholly owned statutory trust subsidiaries. During September 2003, we issued $10.3 million (“Trust Preferred 3”) of 30-year floating rate subordinated debentures to a third wholly owned statutory trust subsidiary. Each of Trust Preferred 1, 2 and 3 has a 30-year maturity and is redeemable, in whole or in part, after five years from issuance at its stated liquidation amount plus accrued and unpaid interest. The interest rates on Trust Preferred 1, 2 and 3 equal the three-month London InterBank Offered Rate (“LIBOR”) plus 4.10%, 4.20% and 4.05%, respectively, and are payable on a quarterly basis. At June 30, 2004, the interest rates on Trust Preferred 1, 2 and 3 were 5.35%, 5.51% and 5.64%, respectively. We have the right to defer interest payments on Trust Preferred 1, 2 and 3 for up to twenty consecutive quarters but, if so deferred, we may not declare or pay cash dividends or distributions on our Class A common stock. We have guaranteed the obligations of these statutory trust subsidiaries with respect to distributions and payments on the trust preferred securities issued by these subsidiaries.

MATERIAL UNITED STATES FEDERAL INCOME TAX

AND ESTATE TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax and estate tax consequences associated with the exchange offer and the ownership and disposition of the new debentures offered herein. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Except where stated, this discussion deals only with those holders who hold the existing debentures and new debentures as capital assets (namely, generally for investment) and does not address tax consequences of the purchase, ownership, or disposition of the new debentures to holders of new debentures, other than to those holders who acquired their new debentures pursuant to the exchange offer. Furthermore, the discussion does not deal with special situations, such as those of brokers, dealers in securities or currencies, financial institutions, tax exempt entities, insurance companies, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding existing debentures or new debentures, as the case may be, through a partnership or similar pass-through entity, persons holding existing debentures or new debentures, as the case may be, as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary also does not consider the effect of any applicable foreign, state, local, or other tax laws, alternative minimum tax considerations, or estate or gift tax considerations for U.S. persons.

As used herein, a “U.S. Holder” means a beneficial owner of the debentures that is for U.S. federal income tax purposes (a) a citizen or resident of the United States; (b) a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state within the United States, or the District of Columbia; (c) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; (d) a trust over whose administration a U.S. court can exercise primary supervision and all substantial decisions of which one or more U.S. persons are authorized to control; or (e) a trust that was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person.  A “Non-U.S. Holder” is any holder that is not a U.S. Holder.

Each holder should consult its tax advisors regarding the particular tax consequences to it of the exchange offer, the ownership and disposition of the old debentures and/or the new debentures, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

We have been advised by Ballard Spahr Andrews & Ingersoll, LLP, our counsel, that in their opinion, the new debentures will be treated as indebtedness for U.S. federal income tax purposes under existing law. The discussion below assumes that the new debentures will be treated as indebtedness.

The Exchange of Existing Debentures for New Debentures

Treatment as a Recapitalization. Our counsel have further advised that, in their opinion, the exchange of the existing debentures for the new debentures will qualify as a “recapitalization” for purposes of Section 368(a)(1)(E) of the Code. Accordingly, the discussion below assumes that such exchange will qualify as a recapitalization and that a U.S. Holder or Non-U.S. Holder that exchanges existing debentures for new debentures will generally recognize neither gain nor loss. The basis of new debentures received by a U.S. Holder or a Non-U.S. Holder in the exchange will be equal to the basis of the existing debentures surrendered in the exchange (generally, the purchase price paid for the existing debentures, increased by stated and contingent interest previously accrued on the existing debentures and reduced by the payments previously made on the existing debentures). The holding period of new debentures received by a U.S. Holder or a Non-U.S. Holder will include the holding period during which the existing debentures surrendered in the exchange were held by such U.S. Holder or Non-U.S. Holder.

U.S. Federal Income Taxation of U.S. Holders

Payment of Interest. Stated interest payable on the new debentures generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received regardless of whether such interest is paid in cash or Class A common stock, in accordance with such U.S. Holder’s method of accounting for federal income tax purposes. The tax basis of a U.S. Holder in shares of Class A common stock received in payment of interest will equal the then current fair market value of such Class A common stock. The U.S. Holder’s holding period for such shares will commence on the day immediately following the date of payment.

Original Issue Discount. U.S. Holders of the new debentures will have an option to require us to repurchase the new debentures on June 30, 2009 at a purchase price equal to 114% of the principal amount of the new debentures plus accrued and unpaid interest, if any, to the repurchase date. In accordance with Treasury Regulation Section 1.1272-1(c), the difference between the issue price of a new debenture and the stated redemption price at maturity on June 30, 2009 of $1,140 will constitute original issue discount (“OID”). Provided that the exchange of existing debentures for new debentures is not treated as an exchange of debt obligations that are “ publicly traded,” as defined, the issue price of a new debenture should be its stated principal amount ($1,000). U.S. Holders will include OID in gross income as it accrues over the term of the new debentures using the “constant yield method” without regard to the U.S. Holder’s regular method of accounting for tax purposes, in advance of the receipt of cash attributable to the cash payment due on the repurchase date. This rule generally will apply even if the new debentures are in default.

The amount of OID included in income is the sum of the daily portions of OID with respect to a new debenture for each day during the taxable year or portion thereof during which the U.S. Holder holds the new debenture. Under the constant yield method, the daily portion is determined by allocating to each day of the accrual period a pro rata portion of an amount equal to the adjusted issue price of the new debenture at the beginning of the accrual period, multiplied by the new debenture’s yield to maturity (determined by compounding at the close of each accrual period — generally each six-month period during the term of the new debenture). The adjusted issue price of the new debenture at the start of any accrual period is the issue price of the new debenture increased by the total OID accrued for each prior accrual period. Under these rules, U.S. Holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period.

If the existing debentures or the new debentures were considered to be “publicly traded,” as defined under the OID rules, the issue price of the new debentures might be less than their stated principal amount, in which event the amount of OID includible in the income of a U.S. Holder could be increased. Under Treasury Regulation Section 1.1273-2(f)(4), publicly traded debt obligations include obligations that appear in a “quotation medium” of “general circulation.” While we are aware that quotations of “indicative” prices at which the existing debentures might be bought or sold may be available to limited kinds of investors, our understanding is that such listings are not in the nature of firm quotations (i.e., the actual prices at which the debentures might be bought or sold can and often do differ from those quoted) and the listings themselves are not in general circulation (i.e., only certain permitted investors can gain access to the listings). Accordingly, in determining the amount of OID on the new debentures that we report to the IRS, we intend to take the position that neither the existing debentures nor the new debentures are “publicly traded” and that the issue price of the new debentures should be their stated principal amount. However, U.S. Holders should be aware that this position is not binding on any taxing authority or on the courts.

A U.S. Holder who acquired existing debentures in the original offering and exchanges them for new debentures will have an adjusted tax basis in the new debentures that exceeds their $1,000 per debenture issue price. As a result, such U.S. Holder (and any other U.S. Holder that has an adjusted tax basis immediately after the exchange in excess of $1,000) will be deemed to have acquired the new debenture at an “acquisition premium,” and the amount of OID otherwise includible in the gross income of such U.S. Holder for each accrual period following the exchange will be reduced by an “acquisition premium fraction.” For this purpose, the

“acquisition premium fraction” is generally defined as the excess of such U.S. Holder’s initial adjusted tax basis in the new debenture (which, as discussed above, will equal his adjusted tax basis in the existing debenture exchanged therefor) over $1,000, divided by the stated redemption price at maturity (i.e., $1,140).

In lieu of reducing the amount of OID by the acquisition premium fraction, a U.S, Holder may elect under Treasury Regulation Section 1.1272-3 to treat its adjusted tax basis in the existing debenture as the adjusted issue price for the new debenture received in the exchange, and to include in gross income all interest that accrues on the new debenture (including both OID and stated interest) under the constant yield method. The election must be made in the U.S. Holder’s timely filed federal income tax return for the taxable year in which such U.S. Holder acquires the new debenture. A U.S. Holder may make the election with respect to the new debentures acquired in the exchange by attaching a statement to such U.S. Holder’s tax return indicating that the election is being made with respect to the new debentures. The election may be revoked only with the approval of the U.S. Internal Revenue Service (the “IRS”).

The adjusted tax basis of a new debenture to be used in determining gain or loss on a sale or other disposition of a new debenture is increased by the amount of OID included in the U.S. Holder’s gross income under the foregoing rules.

We will be required to furnish annually to the IRS, and to certain non-corporate U.S. Holders, information regarding the amount of the OID attributable to that year (without regard to any acquisition premium).

Sale, Exchange or Retirement of New Debentures. Upon the sale, exchange, redemption, retirement at maturity, or other taxable disposition of the new debentures, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (less an amount equal to any accrued and unpaid interest not previously included in income, which will be treated as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the new debentures.

In the event that we are unable to pay the full redemption price, a U.S. Holder that holds a new debenture to maturity generally will realize a long-term capital loss equal to the excess (if any) of (A) the U.S. Holder’s adjusted tax basis in the new debenture, including the amount of OID that has accrued on the new debenture, over (B) the portion of the redemption price we are able to pay. Capital losses, with minor exceptions, can be deducted only against capital gains.

Although the matter is not free from doubt, where a U.S. Holder elects to receive any premium payable upon a disposition of the new debentures in shares of Class A common stock, the receipt of such shares and cash in exchange for the new debentures should be treated as a “recapitalization” described in Section 368(a)(1)(E) of the Code. A U.S. Holder will recognize any gain (but will not recognize loss) realized on the redemption but only to the extent such gain does not exceed the amount of cash received. Any gain recognized by a U.S. Holder will generally be capital gain. A U.S. Holder’s tax basis in the shares of Class A Common stock received will be the same as the U.S. Holder’s tax basis in the new debentures surrendered, reduced by the amount of cash received and increased by the amount of gain recognized by the U.S. Holder on the redemption. A U.S. Holder’s holding period for the shares of Class A common stock received will include the period such U.S. Holder held the new debentures that were surrendered in the exchange.

Constructive Dividend. If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion price of the new debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to U.S. Holders of new debentures. If the conversion price is reduced at our discretion, this increase may also be deemed to be the payment of a taxable dividend to U.S. Holders of new debentures. All such dividends will be eligible for treatment as “qualified dividend income” in the case of a U.S. Holder that is a non-corporate taxpayer.

Conversion of New Debentures into Class A Common Stock. A U.S. Holder’s conversion of a new debenture into Class A common stock generally will not be a taxable event. The U.S. Holder’s tax basis in the Class A common stock received on conversion of new debentures will be the same as the U.S. Holder’s adjusted tax basis in the new debentures at the time of conversion, exclusive of any tax basis allocable to a fractional share for which the U.S. Holder receives cash. The holding period for the Class A common stock received on conversion will include the holding period of the new debentures converted. The receipt of cash in lieu of fractional shares of Class A common stock should generally result in capital gain or loss. This capital gain or loss will be measured by the difference between the cash received for the fractional share interest and the U.S. Holder’s tax basis in the fractional share interest.

Distributions Made on Class A Common Stock. Distributions, if any, paid on the Class A common stock after a conversion, to the extent made from our current or accumulated earnings and profits, will be included in a U.S. Holder’s income as dividends as they are paid. Such dividends will be eligible for treatment as “qualified dividend income” in the case of a U.S. Holder that is a non-corporate taxpayer. Distributions in excess of our current and accumulated earnings and profits will be non-taxable distributions that reduce a U.S. Holder’s basis for the Class A common stock until the basis is reduced to zero and any further distributions in excess of our current and accumulated earnings and profits will be taxable to the U.S. Holder as capital gain, which will be long-term capital gain if the U.S. holder’s holding period for the Class A common stock exceeds one year.

Sale or Exchange of Class A Common Stock. Gain or loss realized on a sale or exchange of Class A common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock exceeds one year.

Backup Withholding and Information Reporting. In general, information reporting requirements will apply to payments of principal and interest paid to U.S. Holders of the new debentures, to the proceeds of the sale, exchange, redemption or retirement at maturity of the new debentures received by U.S. Holders, and to payment of dividends on Class A common stock to U.S. Holders. A backup withholding tax will generally apply to such payments if a U.S. Holder fails to provide a taxpayer identification number on a Form W-9, furnishes an incorrect taxpayer identification number, fails to certify exempt status from backup withholding or fails to report in full dividend and interest income. However, neither the information reporting requirements nor the backup withholding tax will apply to certain recipients (such as corporations).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

This discussion describes the tax consequences to a Non-U.S. Holder of holding new debentures. You are a Non-U.S. Holder if you are the beneficial owner of a new debenture and are not a U.S. Holder (as defined above). If you are a U.S. Holder, this section does not apply to you. This discussion does not address the tax consequences to Non-U.S. Holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a new debenture because such income is effectively connected with the conduct of a U.S. trade or business. Such Non-U.S. Holders are generally taxed in a similar manner to U.S. Holders; however, certain special rules apply.

Payments Made With Respect to the New Debentures. Subject to the discussion of backup withholding below, if you are a Non-U.S. Holder we intend to treat payments of interest made to you (including OID) as “portfolio interest” that will not be subject to U.S. federal income or withholding tax, provided that: (i) you do not actually or constructively (including by reason of the ability to convert new debentures into Class A common stock) own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) you are not a controlled foreign corporation that is related to us through stock ownership; and (iii) you have furnished us with an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty.

Dividends on Class A Common Stock and Constructive Dividends. Except as described below, if you are a Non-U.S. Holder of Class A common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a Non-U.S. Holder of a new debenture and you receive a constructive dividend as a result of a change in the conversion ratio of your new debenture, we may withhold on other payments made on your new debenture between the date of the constructive dividend and the due date for filing IRS Form 1042-S (including extensions) for the tax year in which the constructive dividend is made. Even if you are eligible for a lower treaty rate, however, we will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividends or other payments made to you with respect to our Class A common stock, unless you have furnished to us:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS, together with certain required information.

Gain on Disposition of Class A Common Stock. If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of Class A common stock unless:

•	you are an individual, you hold the Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our Class A common stock and you are not eligible for any treaty exemption.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. Federal Estate Tax

New debentures held at the time of death, or previously transferred subject to certain retained rights or powers, by an individual who at the time of death is not a citizen or domiciliary will not be included in such individual’s gross estate for U.S. federal estate tax purposes, provided that: (i) the individual does not actively or constructively (including by reason of the ability to convert new debentures into Class A common stock) own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and (ii) the income on the new debentures is not effectively connected with the conduct of a U.S. trade or business by the individual.

Common stock owned by an individual who is not a citizen or domiciliary of the United States at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. Estates of decedents who are not citizens or residents of the U.S. are generally allowed a statutory credit that has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Backup Withholding and Information Reporting

If you are a Non-U.S. Holder, payments of principal and interest made to you with respect to your new debenture and dividends and other payments made with respect to Class A common stock will not be subject to backup withholding and information reporting, provided that certain certification requirements as to your foreign status are satisfied or you otherwise establish an exemption. Backup withholding will also not apply to the proceeds you receive as a Non-U.S. Holder from the sale, exchange or retirement of a new debenture or from a sale or exchange of Class A common stock if appropriate documentation or certifications as to your foreign status are provided.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any public document we file without charge at the SEC’s Public Reference Room:

Public Reference Room

450 Fifth Street, N.W

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC and these documents are available to the public from the SEC’s web site at http://www.sec.gov.

This exchange offer prospectus is one part of a registration statement filed on Form S-4 with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act. This exchange offer prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Documents” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on our web site at http://www.pmacapital.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this exchange offer prospectus.

INCORPORATION OF CERTAIN DOCUMENTS

We are “incorporating by reference” certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this exchange offer prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, prior to the termination of this offering:

•	Our annual report on Form 10-K/A for the fiscal year ended December 31, 2003;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

•	Our current reports on Form 8-K filed with the SEC on April 12, 2004, May 7, 2004, June 1, 2004, June 18, 2004, June 28, 2004, July 12, 2004, August 6, 2004, September 28, 2004, October 28, 2004 and November 3;

•	The section entitled “Description of the Debentures” contained in our prospectus supplement relating to the existing debentures filed with the SEC on October 17, 2002; and

•	The section entitled “Description of Our Capital Stock” contained in our prospectus filed with our prospectus supplement relating to the existing debentures filed with the SEC on October 17, 2002.

Information contained in this exchange offer prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this exchange offer prospectus will automatically update and supersede information in this exchange offer prospectus or in earlier-dated documents incorporated by reference.

FORWARD-LOOKING STATEMENTS

Some of the statements in this exchange offer prospectus (including the information incorporated by reference) may constitute forward-looking statements. When used in this exchange offer prospectus or in documents incorporated by reference in this exchange offer prospectus, the words “believe,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “may,” “will,” “plan,” “should,” “could,” “would,” “contemplate,” “possible,” “attempts,” “seeks” and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by our forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	the factors described in this exchange offer prospectus under “Risk Factors”;

•	our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant liabilities;

•	The PMA Insurance Group’s ability to have its former “A-” A.M. Best financial strength rating restored and the effect of its present “B++” A.M. Best rating on its premium writings and profitability as well as the adverse impact of any potential future downgrade of its rating;

•	the lowering or loss of one or more of our debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;

•	adequacy of reserves for claim liabilities;

•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;

•	regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	the impact of future results on the recoverability of our deferred tax asset;

•	adequacy and collectibility of reinsurance that we purchased;

•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

•	ability to implement and maintain rate increases;

•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;

•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;

•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;

•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;

•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;

•	uncertainties related to possible terrorist activities or international hostilities;

•	the outcome of the exchange offer; and

•	other factors or uncertainties disclosed from time to time in our filings with the SEC.

Other factors and assumptions not identified above also were involved in the derivation of the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

LEGAL MATTERS

The validity of the new debentures, certain matters with respect to our Class A common stock and certain U.S. federal income tax matters will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP.

EXPERTS

The financial statements and the related financial statement schedules incorporated in the exchange offer prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The 2002 and 2001 financial statements and financial statement schedules incorporated in this exchange offer prospectus by reference to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

By Mail, Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway – Suite 704 New York, NY 10006 Attention: Corporate Actions	By Facsimile (Eligible Institutions only): (212) 430-3775 By Telephone: (212) 430-3774

Questions, requests for assistance and requests for additional copies of this exchange offer prospectus

and related letter of transmittal may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 704

New York, NY 10006

Attention: Corporate Actions

Banks and Brokers Call Collect: (212) 430-3774

All Others Call Toll Free: (866) 873-7700

The dealer manager for the exchange offer is:

Banc of America Securities LLC

Attention: High Yield Special Products

214 North Tryon Street

Charlotte, NC 28255

Telephone: (888) 292-0070 (toll-free)

(704) 388-4813 (collect)

or

Attention: Equity-Linked Liability Management

9 West 57th Street

New York, New York 10019

Telephone: (888) 583-8900, x 2200 (toll-free)

(212) 933-2200 (collect)